Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

SWEPI LP

as Seller,

and

HALCÓN ENERGY PROPERTIES, INC.,

as Purchaser,

DATED FEBRUARY 6, 2018

RELATING TO OIL AND GAS INTERESTS IN WARD COUNTY, TX

1

TABLE OF CONTENTS

Exhibits:

A-1	Mineral Interests
A-2	Wells
A-3	Surface Interests
A-4	Electrical Laterals
A-5	Field Pipelines
B	Other Excluded Assets
C	Assignment, Conveyance and Bill of Sale
D	Non-Foreign Affidavit
E	Williams Gathering Agreement
F	Shared Use and Access Agreement
G	Reprocessed Seismic Data License

Schedules:

A	Purchaser Account
B	Seller Account
1	Excluded Contracts
2.3	Allocated Values
2.6	Anadarko Tag Along Assets
5.3(j)	Transition Service Agreement Wells
6.1(g)	Litigation
6.1(i)	Consents and Preferential Rights
6.1(k)	Material Contracts
6.1(p)	Outstanding Capital Commitments
8.1	Owner Balances

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of February 6, 2018 (the “Execution Date”), by and between SWEPI LP, a Delaware limited partnership (“Seller”), the address for which is 150 N. Dairy Ashford, Houston, Texas 77079, and Halcón Energy Properties, Inc., a Delaware corporation (“Purchaser”), the address for which is 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.  Each of Seller and Purchaser are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, Seller’s interests in oil and gas exploration, development and producing properties located in Ward County, Texas and certain related assets.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, Purchaser and Sellers agree as follows:

ARTICLE 1.  — DEFINITIONS

The following terms as used in this Agreement shall have the definitions set forth below:

“Accounting Notice” has the meaning set forth in Section 8.3(a).

“Accounting Referee” has the meaning set forth in Section 8.3(b).

“Additional Oil and Gas Interest” has the meaning set forth in Section 4.2(c).

“Adjusted Initial Payment Amount” has the meaning set forth in Section 8.2.

“Adjusted Final Payment Amount” has the meaning set forth in Section 8.3.

“Affiliate(s)” means any Person that (a) controls, either directly or indirectly, a Party, or (b) is controlled, directly or indirectly, by such Party, or (c) is, directly or indirectly, controlled by a Person that directly or indirectly controls such Party, for which purpose “control” shall mean the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Environmental Deductible” means an amount equal to one and one half percent (1.5%) of the Unadjusted Purchase Price.

“Aggregate Indemnity Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.

“Aggregate Title Deductible” means an amount equal to one and one half percent (1.5%) of the Unadjusted Purchase Price.

“Allocated Value” has the meaning set forth in Section 2.3.

“Anadarko” has the meaning set forth in Section 2.6(a)(i).

“Anadarko Tag Along Assets” has the meaning set forth in Section 2.6(a)(i).

“Anti-Bribery and Money-Laundering Laws and Obligations” means for each Party:  (i) the Laws relating to combating bribery and corruption, and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; (ii) the laws relating to combating bribery, corruption and money laundering in the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities; (iii) the United States Foreign Corrupt Practices Act of 1977; (iv) the United Kingdom Bribery Act 2010 (as amended from time to time); and (v) and all other applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, Facilitation Payments or other benefits to, any Government Official or any other person.

“Approval Evidence” has the meaning set forth in Section 10.4(b).

“Arbitrable Dispute” has the meaning set forth in Section 16.1(a).

“Assets” means all of Seller’s right, title and interest in and to the following, to the extent transferable, other than Excluded Assets, each of which may be separately referred to as an “Asset”;

(i)            the Hydrocarbon leases, subleases, royalties, overriding royalties, net profits interests, carried interests, farmout rights, and other rights to Hydrocarbons in place that are described on Exhibit A-1, including all pooled or unitized acreage that includes all or a part of any such interests or other rights, and all tenements, hereditaments and appurtenances belonging to such interests (the “Mineral Interests”);

(ii)           the oil, gas, CO2, injection or other wells located on the Mineral Interests, including any wells that have been temporarily or permanently abandoned, and including without limitation the working interests or overriding royalty interests in the wells listed on Exhibit A-2 but excluding the Excluded Water Assets (the “Wells” and together with the Mineral Interests, the “Oil and Gas Interests”);

(iii)          the surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface or ground leases and other surface rights or interests appurtenant to, and used or held for use in connection with the Oil and Gas Interests, listed on Exhibit A-3, in each case, to the extent such is required in relation to the Oil and Gas Interests, (the “Surface Interests” and, together with the Oil and Gas Interests, the “Properties” or “Property”);

(iv)          the equipment, machinery, fixtures, and flowlines (connecting the wellheads to the tanks and equipment), manifolds, processing units, compression facilities, tanks and other tangible personal property and improvements used or held for use in connection with and located on the Properties at the Closing Date (the “Equipment”);

(v)           the electricity lines and poles listed and described in Exhibit A-4, (the “Electrical Laterals”);

(vi)          the oil and water pipelines listed and described in Exhibit A-5 (the “Field Pipelines”);

(vii)         the contracts and contractual rights, obligations and interests, to the extent assignable or transferable and insofar as they directly relate to any Mineral Interest, or lands unitized therewith, included in the Oil and Gas Interests, and those other contracts and contractual rights and obligations related to any of the Properties, Equipment, Electrical Laterals, Field Pipelines, the interests described in subpart (viii) below or the Governmental Authorizations, but excluding the Excluded Contracts;

(viii)        all Hydrocarbons within or produced from the Oil and Gas Interests on and after the Effective Time;

(ix)          electronic copies of the lease records, title records, well logs, production records, regulatory files, environmental files, and other records pertaining exclusively to the Assets, but excluding the Excluded Records (the “Records”); and

(x)           any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor that are primarily used in connection with the ownership or operation of the Assets to the extent assignable (“Governmental Authorizations”).

“Assignable Seismic Data” means any processed or interpretive geological or geophysical analysis of underlying third-party owned seismic data, but where such analysis and interpretation is owned by Seller, relating to or covering the Mineral Interests.

“Assignment” means the Assignment, Bill of Sale and Conveyance in the form attached as Exhibit C to be entered into by the Seller and Purchaser at Closing.

“Assumed Obligations” has the meaning set forth in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are closed for business in Houston, Texas.

“Casualty Losses” has the meaning set forth in Section 7.12.

“CERCLA” has the meaning set forth in the definition of “Environmental Law”.

“Claim Notice” has the meaning set forth in Section 11.1(d)(i).

“Claimant” has the meaning set forth in Section 16.2(b).

“Closing” means (i) the execution and delivery of the operative conveyances and other closing documents giving effect to the transactions contemplated in this Agreement, and (ii) the payment of the Adjusted Initial Payment Amount to Seller and any other amounts to be paid pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 5.2; provided, however, that solely with regard to the Supplemental Closing Assets, it shall mean the date of the Supplemental Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 10.4(a)(i).

“Confidentiality Agreement” means that Confidentiality Agreement dated October 25, 2017 between Seller and Halcón Resources Corporation.

“Confidential Information” has the meaning set forth in Section 12.1.

“Consumer Price Index” or “CPI” refers to the Consumer Price Index-All Urban Consumer for the U.S. City Average for All Items 1982-84=100, as published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the Bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

“CPR” has the meaning set forth in Section 16.2(a).

“CPR Protocol” has the meaning set forth in Section 16.2(a).

“Data Exchange” has the meaning set forth in Section 7.1(a).

“Data Protection Law” means data protection legislation or any statutory equivalent in force in the locale where Personal Data is being received, processed or transferred.

“Decommissioning Security” means:

(i)                                     an irrevocable standby letter of credit, commercial bank guarantee, surety bond or similar credit support instrument that is issued by a financial institution that has a credit rating of “A-” or better by Standard & Poor’s Rating Group or Fitch Ratings Ltd. or “A3” or better by Moody’s Investor

Service Inc. In cases where ratings of the aforementioned rating agencies are different, the lower credit rating will be used to establish the applicable rating in respect of any such entity.

(ii)                                  a guaranty in form acceptable to Seller from a company with i) a minimum tangible net worth of five hundred million United States Dollars ($500,000,000) and ii) a credit rating of “A-” or better by Standard & Poor’s Rating Group or Fitch Ratings Ltd or “A3” or better by Moody’s Investors Service Inc. In cases where ratings of the aforementioned rating agencies are different, the lower credit rating will be used to establish the applicable rating in respect of any such entity;

(iii)                               cash deposited in an escrow account or other secure fund to be established and administered as directed by the Parties; or

(iv)                              such combination of (i), (ii), or (iii) above as may be acceptable to Seller, in its sole discretion, totaling the relevant amount of Decommissioning Security which must be provided pursuant hereto.

“Defensible Title” has the meaning set forth in Section 4.2(a).

“Disputed Environmental Matters” has the meaning set forth in Section 3.2(g).

“Disputed Title Matters” has the meaning set forth in Section 4.4(j)

“Effective Time” means 12:01am (midnight) Central Standard Time on February 1, 2018.

“Electrical Laterals” has the meaning set forth in the definition of “Assets”.

“Environmental Arbitration Decision” has the meaning set forth in Section 3.2(g)(v).

“Environmental Arbitration Notice” has the meaning set forth in Section 3.2(g)(ii).

“Environmental Arbitrator” has the meaning set forth in Section 3.2(g)(iii).

“Environmental Defect” has the meaning set forth in Section 3.1.

“Environmental Defect Amount” has the meaning set forth in Section 3.2(f).

“Environmental Defect Notice” has the meaning set forth in Section 3.2(a).

“Environmental Defect Property” has the meaning set forth in Section 3.2(a).

“Environmental Obligations” has the meaning set forth in Section 10.3.

“Environmental Law” means all applicable federal, state or local laws and regulations concerning or relating to the pollution, protection or restoration of the environment including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such laws have been and may be amended, replaced or substituted from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Equipment” has the meaning set forth in the definition of “Assets”.

“Excluded Assets” means the following:

(i)                                     the Excluded Records;

(ii)           the copies of Records retained by Seller pursuant to Section 7.9;

(iii)          the assets described in Exhibit B;

(iv)          all pipelines other than (i) the flowlines located on the Property and (ii) the Field Pipelines (collectively the “Excluded Field Pipelines”);

(v)           all electricity lines, cables, poles, equipment and infrastructure other than the Electrical Laterals;

(vi)          all water wells, including water disposal, salt water disposal and water supply wells and related infrastructure (other than Field Pipelines) located on any of the Properties including any contracts or agreements relating to the such water assets (“Excluded Water Assets”);

(vii)         any Governmental Authorizations which by their own terms are not transferable;

(viii)        any contracts or contract rights which; (a) relate to other properties owned by Seller Group, (b) are by their own terms not assignable, (c) contain Hard Consents that have not been obtained or waived, (d) are retained by the Seller as a result of a partial contract assignment at Closing for those contracts which currently cover assets which include the Properties and other properties not subject to this Agreement and the transactions contemplated herein, (e) relate to the processing of gas from the Assets,  (f) relate to the gathering, transportation, marketing or sale of oil or gas from the Assets, except as included on Schedule 6.1(k), or (g) are listed on Schedule 1 (the “Excluded Contracts”);

(ix)          any surface fee interests, easements, licenses, permits, servitudes, rights-of-way, surface or ground leases, and all contracts or agreements which relate to the foregoing other than those rights in Exhibit A-3 and, specifically with respect to those agreements in Exhibit A-3 between the Seller and WCT Cowboy Country LLC (“CCAs”), Seller retains, on a non-exclusive basis, all concurrent rights and obligations (it being acknowledged that Purchaser is also being assigned, on a non-exclusive basis, all concurrent rights and obligations relative to the Assets) under those CCAs required in relation to properties owned by Seller Group;

(x)           any intellectual property owned by Seller Group (including all data, files and records relating thereto), including without limitation, all software, all trademarks, tradenames and service names, including without limitation, any rights in trademarks and service names, registered or unregistered, containing the word “Shell”, the Shell Pecten logo, and any interpretative techniques and processes, including without limitation, any interpretive geological and geophysical information (excluding any Assignable Seismic Data), economic analysis, and any information or other similar proprietary data which might reveal Seller’s or its Affiliates’ economic guidelines or other methods or systems by which Seller or its Affiliates conduct their economic analyses, and any similar proprietary data; provided however that this shall not include the Records;

(xi)          any future or existing accounts receivable, tax, contract, insurance premium or other refunds, income or revenue, deposits, insurance or condemnation proceeds or awards, rights with respect to operations or claims and causes of action in favor of Seller (including, without limitation, any joint operating, pooling or unit operating agreement audit claims), and any sales and use tax refunds, any of which are attributable to Seller’s ownership of the Assets prior to the Effective Time;

(xii)         any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time irrespective of when such proceeds are actually received;

(xiii)        all rights and interests of Seller (a) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of Seller against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with Seller’s prior acquisition of any of the Assets) to the extent and only to the extent such rights and interests relate to the ownership of the Assets prior to the Effective Time, and (b) under any bond;

(xiv)        all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time, and all proceeds from the disposition of such Hydrocarbons irrespective of when such proceeds are actually received, except for such Hydrocarbons produced from the Properties which have a negative Owner Balance as at the Effective Time; provided, however, that notwithstanding the above, Purchaser shall be entitled to the Inventory as a credit to Revenue when the Inventory is actually sold and Seller shall receive an upward adjustment for the Inventory to the Unadjusted Purchase Price;

(xv)         all “virtual courthouses” of Seller and Seller’s exclusive use arrangements with title abstract facilities and all documents and instruments of Sellers that may be protected by an attorney-client privilege and all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties;

(xvi)        all licensed radio frequencies and associated communications infrastructure and equipment, including towers, antennas, data links and network circuits;

(xvii)       any indenture, loan, credit agreement, promissory note or similar agreement, in each case, for indebtedness of Seller or any Affiliate of Seller, as well as any mortgages, deeds of trust, security agreements, pledges, guarantees, or other agreements or instruments used to secure or support the indebtedness, loan agreements, credit agreements or other such agreements;

(xviii)      all Hedge Agreements;

(xix)        all equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, side-tracking, deepening, reworking or maintaining a well, any equipment, inventory, machinery, tools and other personal property not currently in use (or contemplated for use) for the operation of a Well or Wells, any vehicles, rolling stock, work over rigs, drilling rigs and related equipment, rental equipment, computers and their associated equipment and software, copy machines, and televisions.

“Excluded Contracts” has the meaning set forth in the definition of “Excluded Assets”.

“Excluded Field Pipelines” has the meaning set forth in the definition of “Excluded Assets”.

“Excluded Records” means:

(i)            any data, information, software and records to the extent that disclosure or change in ownership in connection with the transactions contemplated by this Agreement is prohibited by applicable Law;

(ii)           all corporate, partnership, financial, tax, and legal records and legal files, including but not limited to all work product of and attorney client communications with Seller’s counsel (which shall include in-house counsel), insofar as related to Excluded Assets or Retained Obligations;

(iii)          data and records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons;

(iv)          any data, information or records to the extent relating to the Excluded Assets;

(v)           data, information or records containing Seller’s economic, reserves or investment forecasts, analyses, criteria, or rationales or similar information;

(vi)          any such data, information or records (including without limitation Seller’s proprietary geological or geophysical interpretations or similar data and information, other than Assignable Seismic Data) that are transferrable only upon consent, payment of a license, transfer or other fee or royalty to a third Person, or transferrable only if Purchaser executes a license, royalty or other agreement with a third Person, unless Purchaser pays such fee or royalty or executes such license; or

(vii)         any seismic data owned by Seller, other than Assignable Seismic Data.

“Excluded Wells” has the meaning set forth in the definition of “Excluded Assets”.

“Execution Date” has the meaning set forth in the Preamble.

“Facilitation Payments” means payments to a Government Official to facilitate or expedite performance of a routine governmental action which is an action which is commonly performed by such Government Official.

“Field Pipelines” has the meaning set forth in the definition of “Assets”.

“Final Accounting Statement” has the meaning set forth in Section 8.3(a).

“Final Disputed Environmental Matters” has the meaning set forth in Section 3.2(g)(ii).

“Final Disputed Title Matters” has the meaning set forth in Section 4.4(j)(ii).

“Final Purchase Price” has the meaning set forth in Section 8.3(a).

“Fundamental Representations” means, as to Seller, those representations and warranties set forth in Sections 6.1(a), (b), (c)(i), and (l), and as to Purchaser, means those representations and warranties set forth in Section 6.3(a), (b), (c)(i), and (i).

“GAAP” means generally accepted accounting principles of the United States as reasonably applied by Seller consistently with past accounting practices for the Assets.

“Government Official” means (i) any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; and (ii) any candidate for political office, any officer or employee of a public international organization, such as the United Nations or the World Bank, or any immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing.

“Governmental Authority” means any national government or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

“Governmental Authorizations” has the meaning set forth in the definition of “Assets”.

“Hard Consent” means any consent, approval, authorization or permit of, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Hard Consent” shall not include any (i) consent of, notice to, filing with, or other action by, any Governmental Authority in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases or interests or they are customarily obtained subsequent to such sale or conveyance (including consents from State agencies), or (ii) consent requirement set forth in any agreement, contract, or oil and gas lease to be assigned which states that consent thereto cannot unreasonably be withheld (or words to similar effect), and as to which the lessor, or other holder of such consent, has not objected to the transfer, or affirmatively stated that consent thereto will not be forthcoming, twenty (20) days after such lessor or holder receives Seller’s written request to said lessor or other holder for consent to transfer the affected Assets to Purchaser or Purchaser’s designated Affiliate.

“Hedge Agreement” means a contract or agreement constituting a future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulfur and other constituents extracted therefrom.

“Imbalances” means (i) any in-kind Hydrocarbon product imbalances, as measured by the applicable commodity increment (MMBtu, barrel, gallon), existing as of the Effective Time relating to applicable pipelines, processing plants and condensate stabilization facilities multiplied by (ii) the then current monthly commodity price, net of any transportation fees and location differentials, settled under Seller’s contracts relating to deliveries of each such Hydrocarbon product to the applicable pipeline, processing plant and condensate stabilization facility. Imbalance amount is considered positive if Seller is owed such amount and, conversely, imbalance amount is considered negative if Seller owes such amount.

“Indemnified Party” has the meaning set forth in Section 11.1(e).

“Indemnifying Party” has the meaning set forth in Section 11.1(e).

“Individual Environmental Threshold” has the meaning set forth in Section 3.2(h)(i).

“Individual Threshold” has the meaning set forth in Section 11.1(d)(ii)(B).

“Individual Title Threshold” has the meaning set forth in Section 4.4(k)(i).

“Interim Period” means the period from and including the Effective Time up to and including the day preceding the actual Closing; provided, however, that with regard to the Supplemental Closing Assets, this means the period from and including the Effective Time up to and including the day preceding the Supplemental Closing.

“Interim Period Indemnification Matters” means responsibility for claims for personal injury or death, arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Assets, or the condition thereof, to the extent that such claims arise from Seller’s ownership or operation of the Assets on or after the Effective Time and prior to the actual

Closing; provided, however, that with regard to the Supplemental Closing Assets, this means the period on or after the Effective Time and prior to the Supplemental Closing.

“Inventory” means Hydrocarbon and non-hydrocarbon substances associated with the Properties in storage upstream of the applicable sales meter at the Effective Time. The value of such Inventory shall be an amount calculated by applying the Seller’s interest in merchantable Hydrocarbon volumes in storage upstream of the applicable sales meter immediately prior to the Effective Time multiplied by the average Hydrocarbon sales price actually received in the month of the Effective Time less all applicable royalties, severance taxes, gravity adjustments and transportation expenses necessary to market such production (without duplication of any deductions already included as part of the Hydrocarbon sales price).

“Known/Knowledge” whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party,” or “had actual Knowledge”, the Parties intend that the only information to be attributed to such Party is information actually known to (a) the person in the case of an individual or (b) in the case of a corporation (or other business entity), the current officer and manager who devotes substantial attention to matters of such nature during the ordinary course of his or her employment, including in Seller’s case, the Permian Land Manager.  Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as “to such Party’s Knowledge”, “Known to such Party” or “had actual Knowledge”.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

“Letter Agreement” has the meaning set forth in Section 2.6(a)(i).

“Losses” has the meaning set forth in Section 11.1(a).

“Lowest Cost Response” has the meaning set forth in Section 3.2(f)(iv).

“Material Adverse Effect” means a material adverse effect on the operation, development for the production of Hydrocarbons, ownership or value of the Assets, taken as a whole; provided however, that Material Adverse Effect shall not include the following: adverse effects resulting from any of: changes in oil and gas prices; changes in industry, economic or political conditions, or markets; changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Assets are located; acts of nature, including hurricanes, storms, earthquakes and other natural disasters; acts or failures to act of Governmental Authorities, including regulatory changes; civil unrest or similar disorder; terrorist acts; changes or proposed changes in Laws or GAAP or the interpretation or enforcement thereof; effects or changes that are cured or no longer exist by the earlier of the Closing Date and the termination of this Agreement pursuant to Section 13.1; failure to meet internal or third party projections or forecasts; and changes resulting from the announcement, pendency or consummation of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 hereof (including any disruption in supplier, distributor, customer, partner or similar relationships, work stoppages, any loss or threatened loss of employees or other employee disruption).

“Material Contract” means a contract being assigned to, or assumed by, the Purchaser (or by which the Assets are bound) pursuant to this Agreement affecting the Assets, which is not an Excluded Contract, and which is of one or more of the following types:

(i)            involves (or could reasonably be expected to involve) obligations of, or payments to or from, Seller in any 12-month period in excess of one million United States Dollars ($1,000,000), excluding master service agreements;

(ii)           restricts Seller from freely engaging in any business or competing anywhere, including, without limitation, any contract containing an area of mutual interest, non-competition or acreage dedication;

(iii)          is a joint development agreement, exploration agreement, term assignment, data license agreement, participation agreement, acreage dedication agreement, or contains a provision which allows any party to be presently entitled to receive assignments or conveyances of any Property not yet made, or earn additional assignments or conveyances of any Property after the Effective Time (excluding rights and obligations arising after Closing under joint operating agreements);

(iv)          is a Hydrocarbon sale, gathering, transportation, or processing agreement;

(v)           provides for the joint operation or joint ownership of any Property with an Allocated Value exceeding one million United States Dollars ($1,000,000);

(vi)          is a judicial order, consent order, settlement agreement (other than a surface damage waiver) or similar document that affects the ownership or operation of any of the Assets;

(vii)         contains unperformed commitments to drill or participate in the drilling of additional wells (other than lease maintenance provisions requiring optional drilling to extend a lease beyond the primary term);

(viii)        unit agreements (excluding designations of pooled units), unit operating agreements, operating agreements, farmout or farmin agreements (to the extent such agreements are active and acreage remains to be earned or granted);

(ix)          contains provisions with drilling carry or other carry obligations with respect to costs normally chargeable to other lease or mineral owners (and excluding rights and obligations under joint operating agreements);

(x)           an agreement or contract with any Affiliate of Seller or any officer, director, employee or manager of Seller or any of those of Seller’s Affiliates (in each case) that will not be terminated on or prior to Closing (with no direct or indirect liability or obligation of Purchaser with regard to such termination);

(xi)          any agreement or contract which contains any take-or-pay, any minimum volume commitment or minimum payment provisions but excluding any minimum royalty provisions;

(xii)         any agreement or contract (other than an oil and gas lease that contains limitations on drilling including, but not limited to offset obligations for existing structures) that contains material restrictions or prohibitions on the use of the surface for drilling or operations as are required to produce Hydrocarbons, provided that, in the case of lands that contain existing wells producing prior to the Effective Time, such use is not restricted further than as of the Effective Time; and

(xiii)        contains any tag-along rights, drag-along rights, preferential purchase rights, rights of first offer, rights of first refusal, rights to put or call any Asset.

“Mineral Interest” has the meaning set forth in the definition of “Assets”.

“Net Mineral Acre” means, as computed separately with respect to each Hydrocarbon lease included as part of the Assets:  (a) the number of gross acres of land covered by the applicable Hydrocarbon lease, multiplied by (b) the lessor’s mineral interest (stated as a decimal) in Hydrocarbons granted by such Hydrocarbon lease, insofar and only insofar as such interest includes the depths described in Exhibit A-1, multiplied by (c) Seller’s Working Interest in such Hydrocarbon lease; provided that if clauses (a) and/or (b) and/or (c) vary as to different tracts or depths, a separate calculation shall be done for each such tract and depth.

“Net Revenue Interest” means the aggregate fractional or percentage ownership of Seller of the right to receive Hydrocarbon production (either in-kind or the share of proceeds from sales of Hydrocarbon production) from the applicable Oil and Gas Interests, after the deduction of all burdens upon such Oil and Gas Interest including royalties, overriding royalties, net profits interests or other burdens on or payable out of production.  Net Revenue Interests (including any applicable current before-payout and estimated final after-payout interests) are shown in Exhibits A-1 and A-2.

“NORM” has the meaning set forth in Section 14.4.

“Notice Period” has the meaning set forth in Section 11.1(e).

“Oil and Gas Interest” has the meaning set forth in the definition of “Assets”.

“Operated Properties” has the meaning set forth in Section 7.6(a).

“Owner Balances” means those balances maintained by the Seller which represent amounts due to or from third parties related to the sale of Hydrocarbon production from the Properties. The following is a non-exhaustive list of the type of matters represented by such balances; (i) amounts due from Seller to third parties that relate to the period prior to the Effective Time which may include amounts in suspense or amounts owed by Seller as a result of prior period adjustments completed by the Seller (negative Owner Balances); or (ii) amounts due from third parties to Seller that relate to the period prior to the Effective Time which may be a result of prior period adjustments completed by the Seller, but not yet collected as of the Effective Time (positive

Owner Balances). The Owner Balances are listed in Schedule 8.1 as of the Effective Time and will be updated in the Final Accounting Statement to account for the final balances as of Closing Date.

“P-4 Form” means the Certificate of Compliance and Transportation Authority required by the Commission necessary to (i) establish the operator of an oil lease, gas well or other well, (ii) certify responsibility for regulatory compliance, including plugging well(s) in accordance with Statewide Rule 14, Plugging¸ and (iii) identify gatherers, purchasers and purchasers’ Commission -assigned system codes authorized for each producing well or lease.

“Party(ies)” has the meaning set forth in the Preamble.

“Performance Deposit” has the meaning set forth in Section 2.4.

“Permitted Encumbrance” has the meaning set forth in Section 4.3.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personal Data” means any information relating to an identified or identifiable individual.

“Price Adjustments” has the meaning set forth in Section 8.1.

“Pre-Acquisition Review” has the meaning set forth in Section 7.1(b).

“Pre-Closing Claim Date” has the meaning set forth in Section 3.2(a).

“Preliminary Accounting Statement” has the meaning set forth in Section 8.2.

“Properties” has the meaning set forth in the definition of “Assets”.

“Property Expense” means the following costs and expenses arising from or in connection with the ownership and/or operation of the Properties incurred in the ordinary course or in the case of an emergency or a threat to life, property or the environment; all capital expenses, joint interest billings, lease operating expenses, lease rentals, bonuses and shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS, that are attributable to the operation of the Assets, or that may be owed to co-tenants or co-lessees, and during the Interim Period shall include overhead based upon the applicable joint operating agreement and COPAS and, where no joint operating agreement is applicable, the overhead shall be on a per well basis of nine thousand five hundred United States Dollars ($9,500) per month (drilling well rate), and one thousand five hundred United States Dollars ($1,500)  per month (producing well rate) with on-site and off-site technical services not covered by overhead at a fixed rate basis; provided, however, that Property Expenses shall not include (i) Taxes, (ii) any Losses for which Seller has agreed to indemnify, defend or hold harmless any Purchaser pursuant to this Agreement, (iii) any costs associated with any debt for borrowed money of Sellers or any of their Affiliates, (iv) any costs associated with curing any Title Defect or remediating any Environmental

Defect, (v)  any Losses attributable to personal injury or death, or violation of any Laws, or (vi) any negative Imbalances.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Account” means the bank account and information set forth on Schedule A.

“Records” has the meaning set forth in the definition of “Assets”.

“Revenues” means all revenue relating to the Assets, including but not limited to Hydrocarbon production revenue from or attributable to any part of Assets, including Inventory, actually received by the Seller during the Interim Period which relate to the period on or after the Effective Time. Revenues will be calculated net of royalties, net profits interest, or similar burdens, severance tax and gathering, marketing and processing charges, and positive Imbalances deducted by the operator of the Assets, to the extent such deductions have actually been paid.

“Related Parties” means in relation to a Party:

(i)            any of its Affiliates;

(ii)           any person employed by that Party or its Affiliates;

(iii)          any director or other officer of that Party or its Affiliates.

“Remedy Deadline” has the meaning set forth in Section 3.2(g).

“Remediation” or “Remediate” has the meaning set forth in Section 3.2(b)(iii).

“Respondent” has the meaning set forth in Section 16.2(b).

“Retained Employee Liabilities” shall mean any liabilities of Seller (i) to employees of Seller arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by Seller prior to the Closing Date, (ii) arising out of claims by Seller’s employees with respect to events that occur prior to the Closing Date and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transactions contemplated by this Agreement.

“Retained Obligations” means:

(i)            any criminal fines or criminal penalties that may be levied against Seller by any court or regulatory authority for any violation of any laws, rules or regulations in connection with the ownership or operation of the Assets prior to the Effective Time;

(ii)           liability arising from Seller’s transportation or disposal offsite from the Properties prior to the Effective Time of any hazardous substances, wastes, or NORM generated by or used in connection with Seller’s ownership or operation of the Properties;

(iii)          responsibility for claims for personal injury or death, arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of the Assets, or the condition thereof, to the extent that such claims arise from Seller’s ownership or operation of the Assets prior to the Effective Time;

(iv)          responsibility for proper payment of all royalties, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Assets are subject, but not including the Owner Balances (to the extent there has already been Price Adjustment for the same), attributable to periods prior to the Effective Time;

(v)           properly accounting for and disbursing production proceeds from the Oil and Gas Interests for the period prior to the Effective Time other than negative Owner Balances (to the extent there has already been a Price Adjustment for the same);

(vi)          all responsibility and liability associated with the pending, or threatened, suits and proceedings relating to the Assets or other ownership or operation thereof prior to the Effective Time, including, without limitation, those listed on Schedule 6.1(g);

(vii)         any Taxes attributable to periods prior to the Effective Time; and

(viii)        all Retained Employee Liabilities.

“Rules” has the meaning set forth in Section 16.2(a).

“Secured Obligations” has the meaning set forth in Section 10.4(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Group” means any Affiliate of Seller, and the directors, officers, employees, agents and representatives of Seller or any Affiliate of a Seller.

“Seller’s Account” means the bank account and information set forth on Schedule B.

“Shell Legacy Representative” is identified in Section 15.5.

“Supplemental Closing” has the meaning set forth in Section 5.4.

“Supplemental Closing Assets” has the meaning set forth in Section 5.4.

“Surface Interests” has the meaning set forth in the definition of “Assets”.

“Surviving Provisions” means Article 1, Section 7.4, Section 11.1(a)(iv)—(v), Section 11.1(b)(v), Article 12, Section 13.2, Article 14 and all other waivers, disclaimers and releases that are in bold and/or that are capitalized in this Agreement, Section 15.1, Section 15.2, Section 15.5, Section 15.6, Section 15.8, Section 15.9, Section 15.10 and its subsections, Section 15.11, Section 15.15, Section 15.16, Article 16, and the Confidentiality Agreement.

“Tax” means (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Authority, including any federal, state or local income tax, gains tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, transaction tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, gross margin tax, windfall profits tax, profits tax, utility tax, severance tax, personal property tax, real property tax, ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above owing to a Governmental Authority, that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.

“Texas DTPA” has the meaning set forth in Section 15.16.

“Title Arbitration Decision” has the meaning set forth in Section 4.4(j)(v).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(j)(ii).

“Title Arbitrator” has the meaning set forth in Section 4.4(j)(iii).

“Title Benefit” has the meaning set forth in Section 4.2(c).

“Title Benefit Amount” has the meaning set forth in Section 4.4(f).

“Title Defect” has the meaning set forth in Section 4.2(b).

“Title Defect Amount” has the meaning set forth in Section 4.4(d)(i).

“Title Defect Notice” has the meaning set forth in Section 4.4(a).

“Title Defect Property” has the meaning set forth in Section 4.4(a).

“TNRC” has the meaning set forth in Section 10.4(a)(ii).

“Transfer Taxes” has the meaning set forth in Section 9.2.

“Unadjusted Purchase Price” has the meaning set forth in Section 2.3(a).

“United States Dollars” or “$” means the lawful currency of the United States of America.

“Wells” has the meaning set forth in the definition of “Assets”.

“Williams Gathering Agreement” has the meaning set forth in Section 5.3(f).

“Working Interest” means the aggregate fractional or percentage obligations of Seller to bear costs and expenses for maintenance and development of, and operations relating to, the applicable Oil and Gas Interest.  Working Interests are shown in Exhibits A-1 and A-2.

ARTICLE 2. — PURCHASE AND SALE

2.1          Purchase and Sale of Assets.

On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for the Assets.  Seller shall reserve and retain all the Excluded Assets.

2.2          Assets Subject to Existing Agreements and Legal Requirements.

Upon Closing, but with effect from the Effective Time, and subject to Purchaser’s rights in relation to; (i) the Retained Obligations, (ii) the warranties in Section 6.1, (iii) the indemnification set forth in Article 11, (iv) any post-Closing rights and remedies of Purchaser under Articles 3 or 4 of this Agreement, and (v) any rights and remedies with regard to the special warranty of title granted under the Assignment; the sale, transfer and conveyance of the Assets to Purchaser or Purchaser’s designated Affiliate will be made subject to, and Purchaser agrees to accept the Assets subject to and agrees to be bound to and to perform, any and all Assumed Obligations.

2.3          Purchase Price.

(a)                                 The purchase price payable by Purchaser to Seller for the Assets shall be Two Hundred Million United States Dollars ($200,000,000) (the “Unadjusted Purchase Price”) subject to adjustments as provided for in this Agreement. The obligation of Purchaser to pay the Unadjusted Purchase Price shall be satisfied by the payment by Purchaser to Seller, as follows:

(i)                         the Adjusted Initial Payment Amount as set forth in Section 8.2; and

(ii)                      the Adjusted Final Payment Amount, if any, pursuant to Section 8.3;

in each case on the terms and conditions set forth in this Agreement.

(b)                                 Schedule 2.3 sets forth Purchaser’s good faith allocation of the Unadjusted Purchase Price among the Oil and Gas Interests, Equipment, Electrical Laterals and Field Pipelines for all purposes under this Agreement (with respect to any of the Assets, such value is referred to herein as the “Allocated Value” and collectively, the “Allocated Values”).  Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values.

2.4                               Performance Deposit.

Not later than one (1) Business Day after execution of this Agreement, Purchaser shall pay to the Seller by wire transfer to the Seller’s Account an amount equal to ten percent (10%) of the Unadjusted Purchase Price in good and immediately available funds, as a performance deposit (“Performance Deposit”).  The Performance Deposit is to assure the performance of Purchaser pursuant to the terms and conditions of this Agreement. If Closing occurs, the Performance Deposit shall be applied as a credit against the Adjusted Initial Payment Amount payable by Purchaser at Closing. If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Sections 13.2(b) and 13.2(c).

2.5                               Qualified Intermediary.

Seller and Purchaser hereby agree that this transaction may be completed as a like-kind exchange and that each Party will assist in completing the sale as a like-kind exchange.  As a like-kind exchange, Seller and Purchaser agree that Purchaser, in lieu of the purchase of the Assets from Seller for the cash consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event any Party assigns its rights under this Agreement pursuant to this Section 2.5, such Party agrees to notify the other Parties in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Purchaser agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the Unadjusted Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed in writing. If Purchaser assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Purchaser’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, (ii) accept the Unadjusted Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Purchaser the Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Purchaser acknowledge and agree that any assignment of this Agreement, shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

2.6                               Tag Along Rights.

(a)                                 Anadarko Tag Along:

(i)                                     Within ten (10) Business Days of the Execution Date, pursuant to the terms of a letter agreement between the Seller, Anadarko E&P Onshore LLC and Kerr-McGee Oil and Gas Onshore LP (Anadarko and Kerr-McGee being jointly “Anadarko”) dated July 27, 2017 (the “Letter Agreement”), Seller must and shall provide to Anadarko notice of the transactions contemplated in this Agreement, together with a summary of the terms, which includes the purchase price that applies and a copy of the relevant parts of this Agreement. Anadarko must confirm to the Seller within thirty (30) days of receipt of the notice from the Seller whether it wishes to sell its interest listed in Schedule 2.6 (the “Anadarko Tag Along Assets”).

(ii)                                  If Anadarko confirms that it wishes to sell the Anadarko Tag Along Assets, Purchaser agrees to purchase the Anadarko Tag Along Assets pursuant to a separate purchase and sale agreement to be entered into between the Purchaser and Anadarko where such agreement shall be on the same terms and conditions as set out in this Agreement. The price paid by the Purchaser for Anadarko’s interests in the Anadarko Tag Along Assets shall be the price set out in Schedule 2.6 for each of the Anadarko Tag Along Assets. Purchaser does not have the right to refuse to acquire the Anadarko Tag Along Assets or to negotiate different terms to those agreed in this Agreement, unless otherwise agreed by Anadarko.

(iii)                               Purchaser agrees that no discussion or other form of communication will occur between Anadarko and Purchaser in relation to the Anadarko Tag Along Assets without the Seller being present at any meetings or on telephone calls or included or copied on written communications.

(iv)                              Purchaser agrees and acknowledges that Seller does not warrant or represent that the information in Schedule 2.6 is complete and accurate. The information has been provided to Seller by Anadarko and Purchaser must separately satisfy itself with the accuracy of the information listed in Schedule 2.6.

ARTICLE 3. – ENVIRONMENTAL MATTERS

3.1                               Definition of Environmental Defect.

As used in this Agreement, the term “Environmental Defect” means with respect to any of the Properties any (i) non-compliance with applicable Environmental Laws or (ii) condition that exists with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that causes any of the Assets to be subject to obligations to perform any response, removal, construction, closure, disposal or other remedial action under Environmental Laws.  Notwithstanding the foregoing, the following shall not be considered to be an Environmental Defect: (i) any Retained Obligation, (ii) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos that does not require current remediation or removal, and (iii) all obligations and liabilities for plugging, abandonment and restoration obligations as described in Section 10.2.

3.2                               Notice of Environmental Defects.

(a)                                 If, as a consequence of its Pre-Acquisition Review, Purchaser desires to assert a claim of an Environmental Defect with respect to any Property, Purchaser must deliver a claim notice to Seller for each such Environmental Defect (each an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than forty-five (45) days after the Execution Date, subject to Section 15.11, (such cut-off date being the “Pre-Closing Claim Date”). To be effective, each Environmental Defect Notice must be delivered on or prior to the Pre-Closing Claim Date, shall be in writing, and shall include (i) a description of the alleged Environmental Defect(s) reasonably sufficient for Seller to determine the basis of the alleged Environmental Defect, including, at a minimum, the relevant Environmental Law citation, (ii) identification of the Property adversely affected by the Environmental Defect (each a “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) all documents upon which Purchaser relies for its assertion of an Environmental Defect, including, at a minimum, supporting documents and/or written expert assessments reasonably necessary for Seller (as well as any environmental engineering consultant hired by Seller) to verify the existence of the alleged Environmental Defect(s), and (v) the dollar amount by which Purchaser reasonably believes the Unadjusted Purchase Price should be reduced by the alleged Environmental Defect(s) in accordance with the terms of this Agreement and the computations and information upon which Purchaser’s belief is based, including any analysis by any environmental engineering consultant firm hired by Purchaser. The failure of an Environmental Defect Notice to be delivered to Seller in accordance with the Notice provisions hereof on or prior to the Pre-Closing Claim Date, or to contain the information required by item nos. (i) through (v) of this Section 3.2(a), shall render such notice ineffective, and for the purposes of this Article 3, shall be treated as if it had never been served.

(b)                                 Subject to Section 7.1(e), within ten (10) Business Days of receipt of an Environmental Defect Notice, and subject to Section 3.2(c) below and the reservation of all rights to contest any aspect of any such Environmental Defect Notice under Section 3.2(g), Seller shall, in its sole discretion, by notice to Purchaser elect to:

(i)                                     reduce the Unadjusted Purchase Price at Closing by an amount agreed upon in writing by Purchaser and Seller as being the amount of the Lowest Cost Response to Remediate each such Environmental Defect; or

(ii)                                  only if the value of the Environmental Defect asserted by Purchaser in the Environmental Defect Notice exceeds the Allocated Value for the affected Environmental Defect Property, retain the Property that is affected by such Environmental Defect, in which event the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Environmental Defect Property and shall be reflected in the Preliminary Accounting Statement in accordance with Sections 5.3(c) and 8.1, and such Environmental Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement other than Section 5.4; or

(iii)                               perform or cause to be performed prior to the Remedy Deadline, at the sole cost and expense of Seller, such operations as may be necessary to remediate the

Environmental Defect by (i) bringing such affected Property into compliance with the applicable Environmental Law and (ii) correcting the condition that causes the affected Property to be subject to an obligation to perform remedial action under Environmental Law (subparts (i) and (ii) are collectively referred to as “Remediation” or “Remediate”). Failing such Remediation of the Environmental Defect, the Environmental Defect Property will be excluded from the Closing and the Unadjusted Purchase Price will be reduced by the Allocated Value of the Environmental Defect Property.  Prior to the Remedy Deadline and upon Seller’s Remediation of the Environmental Defect, the Purchaser will acquire the affected Property from Seller and pay the Allocated Value for the Environmental Defect property, adjusted in accordance with Sections 5.3(c) and 8.1, in accordance with Section 5.4. If Seller is unable to Remediate the Environmental Defect prior to the end of the Remedy Deadline, then such Property shall become an Excluded Asset and no longer be considered as an Asset under this Agreement.

(c)                                  If Seller receives an Environmental Defect Notice and Seller disagrees with the existence or extent of any of the Environmental Defects alleged in an Environmental Defect Notice, and the Parties cannot agree on the existence or extent prior to the Closing Date: (a) the Seller shall submit the dispute to arbitration pursuant to Section 3.2(g); and (b) while awaiting the outcome from such arbitration, the Environmental Defect Property shall be retained by the Seller and in which event the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Environmental Defect Property and shall be reflected in the Preliminary Accounting Statement in accordance with Sections 5.3(c) and 8.1 pending the outcome of the arbitration pursuant to Section 3.2(g) at which point Section 3.2(g)(viii)(A) and Section 5.4 shall apply.

(d)                                 If Seller elects to proceed under Section 3.2(b)(i) and Purchaser and Seller have failed by Closing to agree on the reduction to the Unadjusted Purchase Price, the Parties shall: (a) submit the dispute to arbitration pursuant to Section 3.2(g); and (b) while awaiting the outcome from such arbitration, remove such affected Property from the Assets at Closing and proceed with Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value for the affected Property pending the outcome of the arbitration pursuant to Section 3.2(g).

(e)                                  Subject to Section 6.1(q) and Seller’s Retained Obligations in relation to offsite disposal of hazardous substances (and right to indemnification for such Retained Obligations under Article 11), this Article 3 shall be the exclusive right and remedy of Purchaser with respect to Environmental Defects or any other matter or liability related to Environmental Laws or the environmental condition of the Properties. Notwithstanding anything to the contrary in this Agreement, if prior to the Pre-Closing Claim Date Purchaser identifies an Environmental Defect which could also result in the breach of any warranty other than Section 6.1(q), then Purchaser shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Section 3.2 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty. For clarity, after the Pre-Closing Claim Date, Purchaser shall not have the right to assert any claims for Environmental Defects (other than those that are the subject of an Environmental Defect Notice submitted before the Pre-Closing Date) provided that the Purchaser’s rights under this Agreement relating to a breach of the Seller’s warranty in Section 6.1(q) shall not be affected.

(f)                                   The “Environmental Defect Amount” resulting from an Environmental Defect shall be the amount determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)                                  the Environmental Defect Amount shall be based upon applicable Environmental Law in effect at the Effective Time; and

(iii)                               the estimated costs of Remediation shall not exceed the estimated costs of complying with the requirements of Governmental Authorities and Environmental Law and to fully satisfy all claims, fines and penalties that may be imposed by, or asserted by, Governmental Authorities related thereto; and

(iv)                              in addition, the estimated costs of Remediation shall be based upon and not exceed the lowest estimated costs reasonably required to comply with the requirements of Governmental Authorities and Environmental Law, and fully satisfy all claims, fines and penalties that may be imposed by, or asserted by, Governmental Authorities related thereto (“the Lowest Cost Response”).

(g)                                  If, prior to the date that is one hundred and ten (110) days after the Closing (the “Remedy Deadline”), there is a dispute as to whether Remediation has occurred, or Seller and Purchaser cannot agree on the proper and adequate Remediation for any such Environmental Defect, or if, Seller and Purchaser cannot agree on (1) the Environmental Defect Amount, or (2) whether the alleged Environmental Defect constitutes an Environmental Defect, such dispute(s) (“Disputed Environmental Matters”) shall be finally and exclusively resolved in accordance with the provisions of this Section 3.2(g); provided, however, that notwithstanding anything stated in this Article 3 to the contrary, Seller shall only be permitted to dispute after Closing the matters described above to the extent that the affected Property was retained by Seller at Closing pursuant to Section 3.2(b)(ii) or Section 3.2(b)(iii).  Seller’s election to attempt Remediation shall be without prejudice to its rights under this Section 3.2(g) and shall not constitute an admission against interests or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(i)                                     Purchaser shall provide to Seller by no later than the tenth (10th) Business Day following the Remedy Deadline an updated written description meeting the requirements of Section 3.2(a), together with all supporting documentation, of the Disputed Environmental Matters.  By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Environmental Matters, Seller shall provide to Purchaser a written response setting forth such Seller’s position with respect to the Disputed Environmental Matters together with all supporting documentation.

(ii)                                  By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Environmental Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to Seller of any Disputed Environmental Matters not otherwise resolved or waived (“Final Disputed

Environmental Matters”) that are to be resolved by arbitration (the “Environmental Arbitration Notice”).

(iii)                               The arbitration shall be held before a single arbitrator (the “Environmental Arbitrator”), determined as follows.  The arbitrator selected under this subparagraph shall be a licensed environmental engineer with at least ten (10) years’ experience assessing the environmental condition of oil and gas properties in Texas and not have been associated with or worked with either Party in the past five (5) years.  Within three (3) Business Days following Seller’s receipt of the Environmental Arbitration Notice, Seller and Purchaser shall each exchange lists of three acceptable, qualified arbitrators.  Within three (3) Business Days following the exchange of lists of acceptable arbitrators, Purchaser and Seller shall select by mutual agreement one arbitrator from the combined lists.  If no agreement is reached, Purchaser and Seller shall each, by 5:00 pm Central Time of the second (2nd) Business Day identify a single arbitrator from their original list of three acceptable arbitrators.  The two selected arbitrators shall then together agree on a third arbitrator from the original lists within three Business Days following their own selection by each Party, which shall be no more than seven (7) Business Days following the Environmental Arbitration Notice.  Such third arbitrator shall serve as the Environmental Arbitrator.

(iv)                              Within three (3) Business Days following the selection of the Environmental Arbitrator, the Parties shall submit one copy to the Environmental Arbitrator of (A) this Agreement, with specific reference to this Section 3.2(g), (B) Purchaser’s written description of the Final Disputed Environmental Matters together with the supporting documents that were previously provided to Seller pursuant to Section 3.2(g)(i), (C) Seller’s written response to Purchaser’s written description of the Final Disputed Environmental Matters, together with the supporting documents that were previously provided to Purchaser pursuant to Section 3.2(g)(i), and (D) the Environmental Arbitration Notice.  Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission.  The Environmental Arbitrator shall resolve the Final Disputed Environmental Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation or any additional written response to the Environmental Arbitrator nor to demand discovery on the other Party.

(v)                                 The Environmental Arbitrator shall make its determination by written decision within thirty (30) Business Days following Seller’s receipt of the Environmental Arbitration Notice (the “Environmental Arbitration Decision”).  The Environmental Arbitration Decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 3.2(f) and this Section 3.2(g).  The Environmental Arbitrator may consult with and engage disinterested third Persons, including counsel, to advise the Environmental Arbitrator, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not (i) be currently working as an employee or consultant for either Party, nor be in discussions about potential future work for either Party, (ii) have worked directly or indirectly as an employee or consultant for either Party or its Affiliates during the two-year period preceding the arbitration, or (iii) have any financial or other personal interest in the dispute.

(vi)                              The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(vii)                           Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Each Party shall bear one-half of the costs and expenses of the Environmental Arbitrator, including any costs incurred by the Environmental Arbitrator that are attributable to the consultation of any third Person.

(viii)                        Seller and Purchaser shall implement the Environmental Arbitration Decision as follows:

(A)       in the case of alleged Environmental Defects determined to be Environmental Defects, Seller shall elect the course of action set out in Section 3.2(b)(i), (ii) or (iii) within ten (10) Business Days following Seller’s receipt of the Environmental Arbitration Decision; provided that if Section 3.2(c) applies and the Seller pursues Section 3.2(b)(i) or (iii) to implement the Environmental Arbitration Decision the Purchaser shall purchase the Environmental Defect Property and Section 5.4 shall apply;

(B)       in the case of disputed Environmental Defect Amounts, where Seller has elected to reduce the Unadjusted Purchase Price in accordance with Section 3.2(b)(i), Seller shall adjust the Unadjusted Purchase Price to give effect to the Environmental Arbitration Decision.  Any Environmental Arbitration Decision shall be a final and binding decision as to that Disputed Environmental Matter.

(ix)                              Any dispute over the interpretation or application of this Section 3.2 shall be decided by the Environmental Arbitrator with reference to the Laws of the State of Texas.  Any award of the Environmental Arbitrator may be enforced against both Parties in the courts located in Harris County or Houston, Texas, or any other state in which any Party holds or owns property of any kind.

(h)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall there be any remedies available under this Article 3:

(i)                                     for any Environmental Defect Amount with respect to an individual Environmental Defect Property if such amount does not exceed fifty thousand United States Dollars ($50,000), but if exceeded, the entire Environmental Defect Amount related thereto shall be counted for purposes of this Agreement, without deduction of this individual threshold (the “Individual Environmental Threshold”); and

(ii)                                  unless the aggregate amount of all such Environmental Defect Amounts,  (provided that each such Environmental Defect Amount exceeds the Individual Environmental Threshold and excluding any Environmental Defect Amounts with respect to Environmental Defects cured by Seller) exceeds the Aggregate Environmental Deductible, after which point Purchaser, shall be entitled to remedies elected by Seller in accordance with Section 3.2(b) only to the extent that such Environmental Defects exceed the Aggregate Environmental Deductible.

(i)                                     Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 15.7, time is of the essence in performing their obligations and exercising their rights under this Section 3.2, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

(j)                                    If Seller pursues Remediation then Purchaser agrees that at Seller’s election, all negotiations and contacts with Governmental Authorities for approval and review of such remedial action shall be made by Seller.

3.3                               SUBJECT TO THE RIGHTS OF THE PURCHASER TO INDEMNIFICATION UNDER ARTICLE 11 WITH REGARD TO A BREACH OF SECTION 6.1(Q) OR SELLER’S RETAINED OBLIGATIONS (TO THE EXTENT RELATED TO SELLER’S OFFSITE DISPOSAL OF HAZARDOUS SUBSTANCES), THIS ARTICLE 3 SHALL CONSTITUTE PURCHASER’S ENTIRE REMEDY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE PROPERTIES AND COMPLIANCE WITH ENVIRONMENTAL LAW.

3.4                               EXCEPT AS PROVIDED IN SECTION 3.2 AND SECTION 6.1(Q) (AND ARTICLE 11 WITH REGARD TO A BREACH OF SECTION 6.1(Q)) AND EXCEPT WITH REGARD TO THE SPECIAL WARRANTY OF TITLE FROM SELLER IN THE ASSIGNMENT, PURCHASER SHALL ACQUIRE THE PROPERTIES “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLER FOR ANY LIABILITIES, COSTS OR EXPENSES RELATED TO THE CONDITION OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS AND DAMAGES TO NATURAL RESOURCES). ACQUISITION OF THE PROPERTY CONTAINING SUCH CONDITIONS “WHERE IS” AND “AS IS” SHALL CONSTITUTE PURCHASER’S WAIVER, GENERAL RELEASE AND AGREEMENT TO DEFEND, INDEMNIFY AND HOLD SELLER AND EACH MEMBER OF SELLER GROUP HARMLESS FROM ALL LIABILITIES, COSTS OR EXPENSES RELATED TO SUCH CONDITIONS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS, CERCLA LIABILITY AND DAMAGES TO NATURAL RESOURCES), WHETHER CONTRACT, TORT OR STATUTORY, REGARDLESS OF THE PAST NEGLIGENCE, GROSS NEGLIGENCE OR FAULT OR STRICT OR STATUTORY LIABILITY OF SELLER OR ANY MEMBER OF SELLER GROUP.

ARTICLE 4. – TITLE MATTERS

4.1                               Exclusive Title Remedy.

Except with regard to the Seller’s special warranty of title in the Assignment, this Article 4 provides Purchaser’s exclusive remedy against Seller with respect to any claim in connection with Seller’s claim of title relating to the Assets.

4.2                               Definitions of Defensible Title, Title Defect and Title Benefit.

(a)                                 As used in this Agreement, the term “Defensible Title” means such title of the Seller as of the Pre-Closing Claim Date and as of Closing Date that, except for and subject to Permitted Encumbrances:

(i)                                           with respect to the Oil and Gas Interests, entitles the Seller to receive not less than the Net Revenue Interest shown in Exhibits A-1 and A-2 for such Oil and Gas Interests, throughout the productive life of such Wells and throughout the term of such Mineral Interests, except (A) decreases in connection with those operations in which Seller or its successors or assigns may elect after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from reversion of interest to co-owners with respect to operations approved after the Execution Date in which such co-owners elect not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units including, but not limited to allocation and pooled units, (D) decreases required to allow other working interest owners to make up either Imbalances identified in this Agreement or to make up underproduction or pipeline imbalances that occur after Closing, (E) any other decrease required in connection with operations approved (or in connection with breaches of such agreements occurring) after the Closing by any applicable joint operating agreement or as required by Laws, or (F) as otherwise stated in Exhibit A-1 or Exhibit A-2;

(ii)                                        with respect to the Wells, obligates Seller to bear not greater than the Working Interest in the Wells as shown in Exhibit A-2, throughout the productive life of such Wells, except (A) increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements with regard to elections made or breaches occurring after the Execution Date, (B) increases resulting from the establishment or amendment from and after the Execution Date of pools or units including but not limited to allocation and pooled units, (C) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, or (D) as otherwise stated in Exhibit A-2;

(iii)                                     with respect to the Mineral Interests, entitles Seller to receive not less than the Net Mineral Acres shown in Exhibit A-1 for such Mineral Interests, throughout the term of such Mineral Interests, except, (A) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units including but not limited to allocation and pooled units, (B) increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements with regard to elections made or breaches occurring after the Execution Date, or (C) as otherwise stated in Exhibit A-1;

(iv)                                    in the case of any Mineral Interest, entitles Seller to a primary term under such Hydrocarbon lease or other Mineral Interest (if such Hydrocarbon lease or other Mineral Interest is not held by production beyond its primary term) that does not expire sooner than set forth on Exhibit A-1;

(v)                                       with regard to the Assets, is free and clear of liens, encumbrances, obligations, or Title Defects.

(b)                                       As used in this Agreement, the term “Title Defect” means (i) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Oil and Gas Interests to the extent specified in Exhibit A-1 and Exhibit A-2, and (ii) any lien or financial encumbrance on the Equipment, Field Pipelines and Electrical Laterals. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)                                           defects based solely on: (A) lack of information, including lack of information in Seller’s files, the lack of third party records or unavailability of information from Governmental Authorities; (B) references to a document(s) if such document(s) is not in Seller’s files; or (C) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(ii)                                        defects arising out of variation of corporate name or lack of corporate or other entity authorization, unless Purchaser provides affirmative evidence that the action was not authorized and such lack of authorization results in a third Person’s actual and superior claim of title to the relevant Oil and Gas Interest;

(iii)                                     defects based on failure to record Mineral Interests granted by any Governmental Authority, or any assignments of record title or operating rights in such Mineral Interests, in the real property, conveyance or other records of the county in which such Oil and Gas Interest is located;

(iv)                              defects based on a gap in Seller’s chain of title in the county records as to Oil and Gas Interests, where such a gap occurs in excess of twenty-five (25) years prior to the effective date of said Oil and Gas Interests, and no challenge of record can be demonstrated, whether by pending judicial, quiet title action, or other filing of record in the county courthouse clearly demonstrating that such a gap represents a competing chain of title;

(v)                                       defects as a consequence of cessation of production, insufficient production, failure to produce in paying quantities or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Oil and Gas Interests held by production, or lands pooled, communitized or unitized therewith, except to the extent of a court ordered termination of the lease or affirmative release by Seller of a lease will constitute a title defect if such interest is listed on Exhibit A-1;

(vi)                                    defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitations or prescription or such other matter that would render such defect invalid according to applicable law;

(vii)                                 defects in the chain of title or in the Oil and Gas Interest itself consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission results in another person’s superior claim of title to the relevant Asset;

(viii)                              defects arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(ix)                                    defects arising from any change in applicable Law after the Execution Date;

(x)                                 defects arising from prior oil and gas leases relating to the Oil and Gas Interests that have expired (and Seller can provide reasonable cause or support of such expiration, including the passage of time) but are not surrendered of record;

(xi)                                    defects arising from an unsubordinated mortgage that is not in default; and

(xii)                                 defects arising from assignments made by Seller to obligated third parties or arising from interests to which Seller is contractually entitled to, but for which have not received an assignment as of the Closing Date, provided that the interests covered by such assignments are reflected in Exhibit A-1 or Exhibit A-2, as applicable, and have been taken into account in the Seller’s Net Revenue Interests, Working Interests and Net Mineral Acres reflected thereon;

(xiii)                              defects arising from shut-in wells that are operated under leases containing habendum and/or shut-in clauses which permit the continuation of such leases by payment of shut-in royalties, and Seller can provide evidence that all such royalties have been properly paid;

(xiv)                             defects arising from the expiration of any oil and gas lease for any Mineral Interests after the Execution Date to the extent such expiration date was stated on Exhibit A-1.

(c)                                  As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any of the Oil and Gas Interests above that shown on Exhibit A-1 or Exhibit A-2 without causing a proportionate or greater than proportionate increase in Seller’s Working Interest, as applicable, above that shown on Exhibit A-1 or Exhibit A-2; (ii) decrease the Working Interests of Seller in any of the Wells below that shown on Exhibit A-2 without a decrease in Seller’s Net Revenue Interest, as applicable, below that shown on Exhibit A-2, or (iii) increase the Seller’s Net Mineral Acres above that shown in Exhibit A-1 (but if the reason is due to an increase in Seller’s Working Interest, then such increase must be accompanied by not less than a proportionate increase in Seller’s Net Revenue Interest in the applicable Mineral Interest) (each, an “Additional Oil and Gas Interest”).

4.3                               Definition of Permitted Encumbrances.

The term “Permitted Encumbrances” means any or all of the following:

(a)                                 royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on Hydrocarbon production to the extent that the net cumulative effect of such burdens does not (i) reduce Seller’s Net Mineral Acres below that shown in Exhibit A-1; or (ii) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or (iii) increase the Seller’s Working Interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of such Seller;

(b)                                 all contracts and contract rights included within the definition of Assets, to the extent that the net cumulative effect of such instruments does not (i) reduce the Seller’s Net Mineral Acres below that shown on Exhibit A-1, (ii) reduce the Seller’s Net Revenue Interest below that shown in Exhibit A-2 or (iii) increase the Seller’s Working Interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of Seller, or (iv) prevent or materially impair the current ownership or use of the Wells and associated acreage and surface area producing prior to the Effective Time, or (v) prevent or materially impair the ability to develop the undeveloped lands covered by the Oil and Gas Interests to produce Hydrocarbons;

(c)                                  rights of first refusal, preferential rights to purchase and similar rights, and third Person consent to assign rights with respect to the Assets, to the extent and only to the extent such rights are set forth on an applicable disclosure schedule to this Agreement;

(d)                                 liens for Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions;

(e)                                  materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(f)                                   all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Oil and Gas Interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(g)                                  excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release any of the Oil and Gas Interests;

(h)                                 easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that the same have been provided to Purchaser prior to the Execution Date and the net cumulative effect of such rights do not (i) reduce Seller’s Net Mineral Acres below that shown in Exhibit A-1, (ii) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or (iii) increase Seller’s respective Working Interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of Seller;

(i)                                     calls on production set forth in the Material Contracts provided that the current and future amounts to be paid for the same included in such Material Contracts;

(j)                                    all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all rights, obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(k)                                 any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing and all defects or irregularities resulting from failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;

(l)                                     any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment laws or regulations, provided such lien or trust is not delinquent;

(m)                             limitations (including drilling or operating limitations and any pooling obligations) imposed on the Oil and Gas Interests by reason of the rights of subsurface owners or operators in a common property disclosed in the Data Exchange as of the Execution Date, to the extent that the net cumulative effect of such burdens does not (i) reduce Seller’s Net Mineral Acres below that shown in Exhibit A-1; or (ii) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-2 or (iii) increase the Seller’s Working Interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of such Seller; or (iv) prevent or materially impair the ability to develop the undeveloped lands covered by the Oil and Gas Interests to produce Hydrocarbons;

(n)                                 the matters described in Schedule 6.1(g);

(o)                                 any matters evident from Exhibit A-1 or Exhibit A-2; and

(p)                                 except for any lien or financial encumbrance on the Equipment, Field Pipelines and Electrical Laterals, any defect in title to any Asset other than an Oil and Gas Interest.

(p)                                 any other liens, charges, encumbrances, defects or irregularities that (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Oil and Gas Interests subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent title examiner engaged in the business of reviewing and interpreting on the ownership and operations of oil and gas properties in the region where the Oil and Gas Interests are located, including the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest and the failure of Exhibit A-1 or Exhibit A-2 to reflect any lease or any unleased mineral interest where the owner thereof was treated as a non-participating co-tenant during the drilling of any well,  (iii) do not reduce the Seller’s Net Mineral Acres below that shown in Exhibit A-1, or (iv) do not reduce the Seller’s Net Revenue Interest below that shown in Exhibit A-2 or (v) increase the Seller’s Working Interest above that shown in Exhibit A-2 without a proportionate increase in the Net Revenue Interest of such Seller, or (vi) prevent or materially impair the current ownership or use of the Wells and associated acreage and surface area, producing prior to the Effective Time, or (vii) prevent or materially impair the ability to develop the undeveloped lands covered by the Oil and Gas Interests to produce Hydrocarbons.

4.4                               Notice of Title Defects.

(a)                                 If, as a consequence of its Pre-Acquisition Review, Purchaser desires to assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than the Pre-Closing Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s) reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) identification of the Oil and Gas Interest adversely affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), provided that if such documents are not in Purchaser’s possession, Purchaser may instead provide Seller with sufficient detail as to why the Purchaser cannot use reasonable commercial efforts to obtain such documentation, where the documents are located (if applicable) and/or how the Seller can obtain any necessary documents relied on, but not in the Purchaser’s possession, and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) in accordance with the terms of this Agreement and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser.

(b)                                 Should Purchaser discover any Title Benefit on or before the Pre-Closing Claim Date, Purchaser shall as soon as practicable, but in any case by the Pre-Closing Claim Date, deliver a notice to Seller in writing, which shall include (i) a description of the Title Benefit, (ii) the Oil and Gas Interest or Additional Oil and Gas Interest affected, (iii) the Allocated Values of the Oil and Gas Interest subject to such Title Benefit or the fair market value of the Additional Oil and Gas Interest affected and (iv) the amount by which Purchaser reasonably believes the Allocated Value of each of those Oil and Gas Interests is increased by such Title Benefit, and the computations and information upon which Purchaser’s belief is based including any analysis by any title attorney or examiner hired by Purchaser.  Seller has the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Pre-Closing Claim Date with respect to each Title Benefit discovered by Seller.

(c)                                  Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove on or before the Remedy Deadline, any Title Defects for which Seller has received a timely Title Defect Notice from Purchaser, subject to the terms and conditions of this Section 4.4.  If, by the Remedy Deadline, Seller has not cured the Title Defects or if prior to Closing, Seller and Purchaser cannot agree on (i) the proper and adequate cure for any such Title Defect, (ii) the Title Defect Amount, or (iii) whether the alleged Title Defect constitutes a Title Defect, such dispute shall be finally and exclusively resolved in accordance with the provisions of Section 4.4(j); provided, however, that notwithstanding anything stated in this Article 4 to the contrary, Seller shall only be permitted to dispute after Closing the matters described above to the extent that the affected Property was retained by Seller at Closing pursuant to Section 4.4(d)(ii) and 4.4(d)(iii).   Seller’s election to attempt to cure a Title Defect shall be without prejudice to its rights to have the matter decided under Section 4.4(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute as to the existence, nature or value of the alleged Title Defect. Prior to the Remedy Deadline and following the Closing, Seller shall conduct any cure of alleged

Title Defects using its own resources, personnel and advisors; provided, however, that Purchaser, shall reasonably cooperate with Seller’s efforts but shall not be required to incur any out of pocket costs other than de minimus costs. Any disputed Title Defects that have not been cured, waived, or otherwise resolved by the Parties prior to the Remedy Deadline shall be exclusively and finally resolved in accordance with the provisions of Section 4.4(j). Notwithstanding anything contained herein to the contrary, Seller shall deliver a written notice to Purchaser of its election to cure any Title Defects prior to Closing.

(d)                                 In the event that any Title Defect is not waived by Purchaser or, subject to Section 4.4(c), cured prior to the Closing, Seller shall, at its sole election, and subject to the Aggregate Title Deductible, elect prior to Closing to:

(i)                                     accept a reduction in the Unadjusted Purchase Price equal to an amount determined pursuant to Section 4.4(h) (the “Title Defect Amount”) as being the value of such Title Defect net of any Title Benefit Amount calculated in accordance with Section 4.4(i); in which event, the Title Defect Amount shall be deducted from the Unadjusted Purchase Price in accordance with Sections 5.3(c) and 8.1; or

(ii)                                  only if the value of the Title Defect asserted by Purchaser in the Title Defect Notice exceeds fifty percent (50%) of the Allocated Value for the affected Title Defect Property, retain the entirety of the Title Defect Property, in which event, the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property in accordance with Sections 5.3(c) and 8.1; or

(iii)                               prior to the Remedy Deadline, at the sole cost and expense of Seller, cure such Title Defect. If the Title Defect is not cured prior to Closing, then the Title Defect Property will be excluded from the Closing and the Unadjusted Purchase Price will be reduced by the Allocated Value of the Title Defect Property.  Prior to the Remedy Deadline and upon Seller’s curing the Title Defect, the Purchaser will acquire the affected Property from Seller in accordance with Section 5.4.  If Seller is unable to cure the Title Defect prior to the end of the Remedy Deadline, then such Property shall become an Excluded Asset and no longer be considered as an Asset under this Agreement

(e)                                  Upon Seller electing to retain a Title Defect Property because of a Title Defect pursuant to Section 4.4(d)(ii) or 4.4(d)(iii), the Parties shall complete any further conveyancing in accordance with Section 5.4.

(f)                                   With respect to each Oil and Gas Interest or Additional Oil and Gas Interest affected by Title Benefits reported under Section 4.4(b) (or which Purchaser should have reported under such section), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Oil and Gas Interest or the fair market value of such Additional Oil and Gas Interest caused by such Title Benefits will be determined pursuant to Section 4.4(i), and such Title Benefit Amount shall be exclusively used to offset any Title Defect Amounts that are finally determined under this Section 4.4. If Purchaser disputes any Title Benefit or Title Benefit Amount, it shall be resolved in accordance with the dispute resolution provisions governing Title Defects in Section 4.4(j).

(g)                                  Except with regard to Purchaser’s rights under the special warranty of title in the Assignment, this Section 4.4 shall be the exclusive right and remedy of Purchaser with respect to Title Defects or any other matter related to title or ownership of the Assets.  In this regard and notwithstanding anything to the contrary in this Agreement, if prior to the Pre-Closing Claim Date Purchaser identifies any matter that could be asserted as a Title Defect which could also result in the breach of any representation or warranty of a Seller as set forth in Section 6.1, then Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty. For clarity, after the Pre-Closing Claim Date, except with regard to claims under the special warranty of title in the Assignment, Purchaser shall not have the right to assert any claims for Title Defects (other than those that are the subject of a Title Defect Notice submitted before the Pre-Closing Date).

(h)                                 The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount necessary to be paid to remove the Title Defect from the appropriate Seller’s interest in the affected Title Defect Property;

(iii)                               if the Title Defect reflects a discrepancy between (A) the Net Mineral Acres for any Title Defect Property and the Net Mineral Acres shown in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect property multiplied by a fraction the numerator of which is the Net Mineral Acres for the Title Defect Property and the denominator of which is the Net Mineral Acres stated in Exhibit A-1, if the Title Defect reflects a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2;

(iv)                              if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in Section (h)(i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Sellers and such other factors as are necessary to make a proper evaluation;

(v)                                 the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Final Purchase Price; and

(vi)                              notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(i)                                     The Title Benefit Amount for any Title Benefit described in Section 4.2(b) shall be: (A) for any increase in Net Revenue Interest, the product of the Allocated Value of the affected Oil and Gas Interest multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-2; (B) for any increase in Net Mineral Acres, the product of the Allocated Value of the affected Oil and Gas Interest multiplied by a fraction, the numerator of which is the Net Mineral Acres increase and the denominator of which is the Net Mineral Acres stated in Exhibit A-1 and (C) for any Additional Oil and Gas Interest, the fair market value thereof, determined with reference to the Allocated Values of Oil and Gas Interests with characteristics similar to such Additional Oil and Gas Interest.

(j)                                    Seller and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to the Closing, but Closing shall not be delayed because of failure to so agree.  If, by Closing, Seller and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”), the Title Defect Property which is the subject of such Disputed Title Matter shall be retained by the Seller and the Unadjusted Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Title Defect Property and shall be reflected in the Preliminary Accounting Statement in accordance with Sections 5.3(c) and 8.1, and such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4(j).

(i)                                     Purchaser shall provide to Seller by not later than the tenth (10th) Business Day following the Remedy Deadline an updated written description meeting the requirements of Section 4.4(a), together with all supporting documentation, of the Disputed Title Matters.  By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Title Matters together with all supporting documentation, including a written description meeting the requirements of Section 4.4(b) in the case of any Title Benefit Amount asserted by a Seller.

(ii)                                  By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) by written notice to Sellers of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

(iii)                               The arbitration shall be held before a single arbitrator (“Title Arbitrator”), determined as follows.  Each arbitrator selected under this subparagraph shall be an attorney with at least fifteen (15) years’ experience examining oil and gas titles in Texas and shall not have performed work for either Seller, Purchaser or their Affiliates for the past five years or have a financial or other personal interest in either Party, any Disputed Title Matters or outcome of the arbitration.  Within three Business Days, following receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three acceptable, qualified arbitrators.  Within three (3) Business Days, following the exchange of lists of acceptable arbitrators, Purchaser and Seller shall select by mutual agreement one arbitrator from the combined lists.  If no such agreement is reached, Purchaser and Seller shall each, by 5:00 pm Central Time of the second Business Day, following the exchange of lists of acceptable arbitrators, identify a single arbitrator from their original list of three acceptable arbitrators.  The two selected arbitrators shall then agree on a third arbitrator from the original lists within five (5) Business Days, following their own selection by each Party, which shall be no more than ten (10) Business Days, following the Title Arbitration Notice. Such third arbitrator shall serve as the Title Arbitrator.

(iv)                              Within three (3) Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (A) this Agreement, with specific reference to this Section 4.4(j), (B) Purchaser’s written description of the Final Disputed Title Matters together with the supporting documents that were previously provided to Seller pursuant to Section 4.4(j)(i), (C) Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were previously provided to Purchaser pursuant to Section 4.4(j)(i), and (D) the Title Arbitration Notice.  Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission.  The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation or any additional written response to the Title Arbitrator nor to demand discovery on the other Party.

(v)                                 The Title Arbitrator shall choose a location convenient for deliberation, or may deliberate by telephone conference.  The Title Arbitrator shall make its determination by written decision within thirty (30) Business Days following Seller’s receipt of the Title Arbitration Notice (the “Title Arbitration Decision”).  The Title Arbitration Decision shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Section 4.4.  The Title Arbitrator may consult with and engage disinterested third Persons to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not (i) be currently working directly or indirectly as an employee or consultant for either Party, nor be in discussions about potential future work for either Party, (ii) have worked as an employee or consultant for either Party or its Affiliates during the two-year period preceding the arbitration, or (iii) have any financial or other personal interest in the dispute.

(vi)                              The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(vii)                           Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any third Person.

(viii)                        Seller and Purchaser shall implement the Title Arbitration Decision as follows: (A) in the case of alleged Title Defects determined to be Title Defects, Seller shall elect to remedy, at its sole election, such Title Defects pursuant to Section 4.4(d) within twenty (20) Business Days following Seller’s receipt of the Title Arbitration Decision, and (B) in the case of disputed Title Benefits and Title Benefit Amounts, any amounts that are determined to be owed to Seller shall be paid to Seller, and in the case of disputed Title Defect Amounts, Seller shall pay any amounts determined to be owed to Purchaser.  Any alleged Title Defects/Title Benefits determined to be or not to be Title Defects/Title Benefits under the Title Arbitration Decision shall be final and binding as being or not being Title Defects/Title Benefits.  The Parties shall complete any further conveyancing in accordance with Section 5.4 to effect the remedy chosen by Seller pursuant to subsection (A) above.

(ix)                              Any dispute over the interpretation or application of this Section 4.4(j) shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.  Any award of the Title Arbitrator may be enforced against both Parties in the courts described in Harris County, Houston, Texas.

(k)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall there be any remedies available under Section 4.4(d):

(i)                                     for any Title Defect Amount with respect to an individual Title Defect Property if such amount does not exceed fifty thousand United States Dollars ($50,000), but if exceeded, the entire Title Defect Amount related thereto shall be counted for purposes of this Agreement, without deduction of this individual threshold (the “Individual Title Threshold”); and

(ii)                                  unless the aggregate amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Title Threshold and excluding any Title Defect Amounts with respect to Title Defects cured by Seller) exceeds the Aggregate Title Deductible, after which point, Purchaser shall be entitled to remedies elected by Seller in accordance with Section 4.4(d) only to the extent that such Title Defects exceed the Aggregate Title Deductible; provided that the aggregate amount of all Title Benefit Amounts shall be credited against and reduce any Title Defect Amounts.

In the event the aggregate amount of Title Benefit Amounts equals or exceeds the aggregate amount of Title Defect Amounts, Seller shall not be entitled to any payment from Purchaser with respect to such excess amounts.

(l)                                     Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 15.7, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

4.5                               Limitations on Applicability.

The right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Agreement shall terminate on the Pre-Closing Claim Date; provided, however, that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as the case may be, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under Section 4.4 with respect to any alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly notified in accordance with Section 4.4 on or before the Pre-Closing Claim Date.

4.6                               Consents to Assignment and Preferential Rights to Purchase.

(a)                                 Promptly, and in no event later than ten (10) Business Days after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment to Purchaser or its designated Affiliate, that are set forth on Schedule 6.1(i) or are otherwise identified prior to Closing, requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 6.1(i) in compliance with the terms of such rights and requesting waivers of such rights.  The notices regarding consents required under this Section 4.6 shall include language to the effect that the counterparty, to the extent it agrees to give consent, is consenting to an assignment to Purchaser or any of its Affiliates in one or more series of transactions.  The consideration payable under this Agreement for any Property for purposes of preferential purchase right notices shall be the Allocated Value for such Property.  Seller shall use commercially reasonable efforts (at no cost to Seller other than de minimus costs) to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to the Closing. Purchaser shall use reasonable commercial efforts to cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights and will provide any additional financial information, collateral or security as are required under the Material Contracts to meet reasonable financial requirements demanded by counterparties in order to obtain consents from such counterparties. Notwithstanding anything to the contrary, in no event or circumstance shall Seller be required to post collateral or security on behalf of the Purchaser nor shall Purchaser be obligated to provide collateral or security in an amount greater than as required in the applicable Material Contract.

(b)                                 If Seller fails to obtain a Hard Consent, then (unless waived in writing by Purchaser) the affected Property shall be excluded from the Assets to be conveyed to Purchaser and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Property. In the event that a Hard Consent that was not obtained prior to Closing, is obtained within one hundred and twenty (120) days following Closing then within ten (10) days after such consent is obtained, Purchaser shall purchase such Property in accordance with Section 5.4.

(c)                                  If Seller fails to obtain a consent prior to the Closing and such consent is not a Hard Consent then the Property subject to such unobtained consent shall be assigned by Seller to Purchaser at Closing and Purchaser (or its designated Affiliate) shall have no claim against, and Seller shall have no liability for, the failure to obtain such consent.

(d)                                 If Seller fails to obtain a Hard Consent which is waived by the Purchaser, Purchaser hereby indemnifies and holds Seller harmless against all Losses suffered or incurred by Seller, or any of its Affiliates, resulting from or in connection with the assignment of the relevant Property from the Seller to the Purchaser or its designated Affiliate without obtaining such Hard Consent.

(e)                                  If any third Person exercises a preferential right to purchase any Property prior to the Closing, Seller shall retain such Property in order to convey such Property to such Person, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Property.

4.7                               THE PROVISIONS OF THIS ARTICLE 4 AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT CONSTITUTE PURCHASER’S ENTIRE REMEDY WITH RESPECT TO THE TITLE TO THE ASSETS.

4.8                               EXCEPT AS PROVIDED IN THIS ARTICLE 4 AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, PURCHASER SHALL ACQUIRE THE ASSETS “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLER FOR ANY DEFECT (INCLUDING TITLE DEFECTS) TO OR LIEN OR ENCUMBRANCE UPON THE TITLE TO THE ASSETS.

ARTICLE 5. – CLOSING

5.1                               Closing Conditions.

(a)                                 Purchaser’s Closing Conditions.

The obligation of Purchaser to comply with its Closing obligations contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(i)                                     No representation and warranty of Seller set forth in Section 6.1, either individually or in the aggregate, is untrue and incorrect to an extent that results in a Material Adverse Effect; provided, however, that to the extent such representation or warranty is qualified by materiality, such qualification shall be disregarded for purposes of this Section 5.1(a)(i).

(ii)                                  Seller shall have performed in all material respects those covenants and agreements of Seller set forth herein that are required to be performed at or prior to Closing.

(iii)                               No suit, action or proceeding, with respect to the Assets, seeking an injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued or brought by any Governmental Authority or Person (other than Seller or its Affiliates) and shall have remained in effect on the Closing Date.

(b)                                 Seller’s Closing Conditions.

The obligation of Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(i)                                     The representations and warranties of Purchaser set forth in Section 6.3 shall be true and accurate in all material respects.

(ii)                                  Purchaser shall have performed in all material respects those covenants and agreements of Purchaser set forth herein that are required to be performed prior to Closing.

(iii)                               No suit, action or proceeding, seeking an injunction or order enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued or brought by any Governmental Authority or Person (other than Purchaser or its Affiliates) and shall have remained in effect on the Closing Date.

5.2                               Time and Place.

Unless otherwise mutually agreed, the Closing shall be held on April 3, 2018 (the “Closing Date”), at 10:00 AM Central Time, at the offices of Seller at 150 N. Dairy Ashford, Houston, Texas 77079.  The time and place for Closing may be changed to an earlier or later time and place by mutual written agreement of the Parties, but any acceleration or postponement of the Closing shall not change the Effective Time.

5.3                               Closing.

The following shall take place at the Closing:

(a)                                 Seller and Purchaser shall execute and deliver the Assignment.

(b)                                 Purchaser and Seller shall execute such designation of operator forms, to be prepared by Seller and reasonably satisfactory to Purchaser, as are necessary to transfer operations to Purchaser for those Oil and Gas Interests that are operated by Seller and which are to be operated by Purchaser after the Closing and such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

(c)                                  Purchaser shall pay to Seller by wire transfer to Seller’s Account an amount equal to the Adjusted Initial Payment Amount, as detailed in Preliminary Accounting Statement, less an amount equal to the Performance Deposit (provided that Seller may direct that Purchaser shall pay the Unadjusted Purchase Price, less the Performance Deposit, without making adjustments prescribed under Section 8.1, to the Qualified Intermediary, and in such event on the Closing Date the Party that owes the net amount of adjustments under Section 8.1 shall pay such amount by wire transfer directly to the other Party).

(d)                                 Purchaser and Seller shall execute and deliver the Non-Foreign Affidavit attached as Exhibit D, such designation of operator forms as are necessary to transfer operations to Purchaser for those Oil and Gas Interests that are operated by Seller and which are intended to be operated by Purchaser after the Closing, and such other remaining documents, letters-in-lieu of transfer orders, joinders, ratifications, certificates, instruments or agreements which are contemplated by the transaction described herein or deemed necessary or appropriate by the Parties.

(e)                                  Seller shall deliver to Purchaser releases, in form and substance reasonably satisfactory to Purchaser, releasing all mortgages and financial liens by, through or under Seller and burdening any portion of the Assets.

(f)                                   Seller shall execute and deliver, and Purchaser shall execute and agree to be bound to the terms of, that certain gas gathering agreement by and between Williams Midstream Gas Services LLC, Seller and Purchaser which will become effective upon the Closing Date and in the form attached hereto as Exhibit E (“Williams Gathering Agreement”).

(g)                                  Seller shall execute and deliver and Purchaser shall execute and agree to be bound to the terms of the Shared Use and Access Agreement attached hereto as Exhibit F.

(h)                                 Seller and Purchaser shall execute the Reprocessed Seismic Data License, in the form attached as Exhibit G, relating to the Assignable Seismic Data; provided that Purchaser has obtained, and demonstrates same to Seller, a license from the third-party owner of the underlying seismic data prior to the Closing Date.

(i)                                     If requested by Purchaser prior to Closing, Seller and Purchaser shall execute a Transition Services Agreement in form and substance reasonably acceptable to both Parties which will provide that Seller shall continue to perform certain operations with respect to the Wells set forth on Schedule 5.3(j) for a limited period of time after Closing.

No agreement to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such agreements and actions shall be deemed to be effective concurrently.

5.4                               Supplemental Closings.

To the extent that any Assets are initially excluded from the Closing and retained by Seller for the purpose of allowing the Seller the right to cure or dispute any asserted Title Defects or Environmental Defects related thereto, but subsequently become assignable to Purchaser pursuant to the terms of this Agreement (as to those applicable Assets being retained, collectively, the “Supplemental Closing Assets” and individually, a “Supplemental Closing Asset”), then there shall be a supplemental closing (the “Supplemental Closing”) on a date mutually agreed to by the Parties, but in no event later than twenty (20) Business Days from the date such Supplemental Closing Asset becomes, or is deemed to become assignable to Purchaser.  At such Supplemental Closing, Seller shall convey the applicable Supplemental Closing Asset to Purchaser by means of an assignment and bill of sale using the form attached hereto as Exhibit C. Purchaser shall pay to Seller the Allocated Value attributable to such Supplemental Closing Asset, as adjusted by the Price Adjustments, or other amount determined in accordance with this Agreement. The Parties shall perform such other obligations in Section 5.3 that apply to that Asset, including amending any such agreements to include the Supplemental Closing Assets associated with the respective Supplemental Closing.  Notwithstanding anything to the contrary in this Agreement, with regard to the Supplemental Closing Assets and the Supplemental Closing: (i) the conditions to the obligations of the Parties to close set forth in Section 5.1 shall be applicable with regard thereto as of the date of the Supplemental Closing, instead of as of the date of Closing or the Closing Date, (ii)

the representations and warranties of the Parties in Article 6 shall also be deemed made with regard thereto as of the Supplemental Closing (unless any particular subsection therein specifies that it applies as of another date), (iii) the covenants of the Parties set forth in Sections 7.2 and 7.3 shall continue to apply with regard to the Supplemental Closing Assets until the Supplemental Closing, (iv) the dates specified in Section 8.1 relating to the Preliminary Accounting Statement and the Final Accounting Statement for such Supplemental Closing Assets shall, instead, refer to the date of the Supplemental Closing instead of any references therein to the Closing or Closing Date, and (v) for purposes of any Assumed Obligations, Retained Obligations and indemnification obligations under Article 11, any Supplemental Closing Assets shall otherwise be treated as Excluded Assets unless and until a Supplemental Closing relating thereto occurs.

ARTICLE 6. – GENERAL REPRESENTATIONS AND WARRANTIES

6.1                               Seller’s Representations & Warranties.

Seller represents and warrants to Purchaser, as of the Execution Date and as of the Closing Date (unless any subsection below specifies that it applies as of another date) that:

(a)                                 Organization.  Seller is duly incorporated or formed, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in the State of Texas.

(b)                                 Validity of Agreement. Seller has the corporate power to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, duly authorized and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  No Conflict.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the certificate of incorporation or by-laws of Seller, or (ii) materially violate any Law to which Seller is subject, or any provision of any material agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Seller is a party or by which it or any of the Oil and Gas Interests are bound, except for any such violations which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

(d)                                 Bankruptcy.  There is no bankruptcy, reorganization or receivership proceeding pending, being contemplated or threatened against Seller.

(e)                                  Governmental Authorizations.  Seller has, to its Knowledge, all Governmental Authorizations required and issued by Governmental Authorities under provisions of Law, necessary or required to own and operate the Assets, and all such Governmental Authorizations are in full force and effect.  Seller has not received written notice of any material violations in respect of any such Governmental Authorizations that are unresolved at the Execution Date, and to Seller’s Knowledge, Seller is not in violation of the terms of any such Governmental Authorizations.

(f)                                   Compliance with Laws.  Seller is not in material violation of any applicable Laws with respect to the ownership and operation of the Operated Properties. To Seller’s Knowledge, Seller is not in material violation of any applicable Laws with respect to the ownership or operation of any Asset that is not an Operated Property. To Seller’s Knowledge, with regard to any time prior to Closing, Seller has not materially violated any applicable Laws with respect to the ownership and operation of the Assets. This provision has no application to Environmental Laws.

(g)                                  Litigation.  As of the date hereof, there is no action, complaint, investigation, claim, judicial or administrative action, proceeding or litigation of any type pending or commenced or, to Seller’s Knowledge, threatened to which Seller is a party or to which any of the Assets are bound that (i) questions or involves the validity or enforceability of Seller’s obligations under this Agreement or (ii) seeks (or reasonably might be expected to seek) to prevent or delay the consummation by Seller of the transactions contemplated by this Agreement or damages in connection with any such consummation.  There are no actions, suits or proceedings pending, or to Seller’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller with respect to the Assets except for those actions, suits and proceedings listed on Schedule 6.1(g).

(h)                                 Taxes.   To Seller’s Knowledge, Seller has filed all tax returns required to be filed with respect to the Assets, and paid in full all Taxes owed with respect to the Assets (whether or not shown on a Tax Return).  To Seller’s Knowledge, there are no liens for Taxes on any of the Assets other than with respect to Taxes not yet due and payable.  None of the Assets are (or will be as of the Closing Date) held in an arrangement (other than as may arise by virtue of Seller’s organizational or governing documents) that is treated as a partnership or any entity for federal, state or local income Tax purposes.

(i)                                     Preferential Rights and Consents to Assign.  The Assets are not subject to any preferential rights to purchase, and, except for those consents that are customarily obtained after Closing, are not subject to any consents to assign, other than those preferential rights to purchase and those consents to assign that are set forth in one or more of the agreements identified on Schedule 6.1(i) hereto.

(k)                              Material Contracts.  All Material Contracts as of the Execution Date are listed on Schedule 6.1(k).  Except as disclosed in Schedule 6.1(k) and as set forth in the complaints in suits disclosed in Schedule 6.1(g), (i) Seller has not received written notice from any counterparty to a Material Contract of any alleged material default under any such Material Contract, (ii) to Seller’s Knowledge, all Material Contracts are in full force and effect, and (iii) Seller is not in breach or default with respect to any of its obligations under any of the Material Contracts in any material respect. Seller has made available to Purchaser true and correct copies of the Material Contracts and all amendments thereto prior to the Execution Date.

(l)                                     Liability for Brokerage Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any

Affiliate of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(m)                             Anti-Bribery and Anti-Money Laundering.

(i)                                     In relation to the transactions the subject of this Agreement, neither Seller nor any of its Related Parties has made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Government Official or any entity or other person where such payment, gift, promise or other advantage would (A) comprise a Facilitation Payment; or (B) violate the Anti-Bribery and Money-Laundering Laws and Obligations or any other applicable law.

(ii)                                  Seller undertakes to Purchaser that, in connection with this Agreement, it is knowledgeable about and will comply with all laws, regulations, rules and requirements relating to anti-money laundering applicable to its performance of this Agreement.

(iii)                               Seller represents and warrants to Purchaser that any payments to Purchaser hereunder shall not constitute the proceeds of crime in contravention of anti-money laundering laws.

(n)                                 Payments for Production.  None of Seller or its Affiliates are obligated under any contract or agreement or Hydrocarbon lease, being assigned (or by which Purchaser will be bound) at Closing, for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement, being assigned at Closing (or by which Purchaser will be bound), with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

(o)                                 No Prepayments.  There have been no advance, take or pay or other prepayments received by Seller with respect to Seller’s interest in the Assets that would obligate Purchaser to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

(p)                                 Outstanding Capital Commitments.  Except as listed on Schedule 6.1(p), as of the Execution Date, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets, net to its proportionate interest, after the Effective Time in excess of two hundred and fifty thousand United States Dollars ($250,000).

(q)                                 Environmental.  Seller has not received any written notice that the Assets are not in compliance with any Environmental Laws, except for such non-compliance which has been remediated or otherwise resolved. Seller has not received any written notice of any claims against it with respect to Environmental Liabilities with respect to the Assets or any demands to clean-up any portion of the Assets, except for such claims or demands which have been resolved and closed with the applicable Governmental Authority. With respect to the Assets operated by Seller or its Affiliate (and to Seller’s Knowledge, with regard to Assets operated by a non-Affiliate third party), neither Seller nor any Affiliate has entered into or is a party to or bound by any agreement with or consent, order, decree or judgment of, any Governmental Authority that is in existence and (i) is based on any current Environmental Laws that relate to the use of any of the Assets, or (ii) requires any remediation of any of the Assets.

(r)                                    Suspended Funds.  Schedule 8.1 lists all funds held in suspense (including funds held in suspense for unleased interests) by Seller as of the date of Execution Date that are attributable to the Assets.

(s)                                   Imbalances.  As of the Effective Time, the Oil and Gas Interests are not subject to any material Imbalances. In addition, there are no Imbalance amounts that would be the obligation, liability or to the benefit of Purchaser after Closing.

6.2                               Limitations on Seller’s Representations & Warranties.

(a)                                 Except as and to the extent expressly set forth in this Article 6 and the special warranty of title set forth in the Assignment; (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or Purchaser Group (including any opinion, information, projection or advice that may have been provided to Purchaser or Purchaser Group by any officer, director, employee, agent, consultant, representative or advisor of Seller or Seller Group).

(b)                                 WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 6.1 OF THIS AGREEMENT, SELLER (1) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL AND GAS INTERESTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE OIL AND GAS INTERESTS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 6 AND FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT,  PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.  FURTHERMORE, EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6.1(Q), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE COMPANIES OR THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

(c)                                  Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters that are material or have a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect.  Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

6.3                               Purchaser’s Representations & Warranties.

Purchaser represents and warrants to Seller as of the Execution Date and as of the Closing Date (unless any subsection below specifies that it applies at another date) that:

(a)                                 Organization.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to carry on its business in the State of Texas.

(b)                                 Validity of Agreement.  Purchaser has the corporate or limited liability company authority, as applicable, to carry on its business as presently conducted, to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations under this Agreement and the other agreements and documents contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and other similar laws affecting creditor’s rights and to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                                  No Conflict. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transaction contemplated hereunder will not, (i) violate any provision of, or constitute a default under, the governing documents of Purchaser or, (ii) violate any Law to which Purchaser is subject, or any provision of any material agreement, indenture, mortgage, lien, lease, instrument, order, arbitration award, judgment, or decree to which Purchaser is a party, except, for any such violations which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

(d)                                 Bankruptcy.  There is no bankruptcy, reorganization or receivership proceeding pending, being contemplated or threatened against Purchaser or to Purchaser’s Knowledge, any direct or indirect shareholder of Purchaser that is an Affiliate of Purchaser.

(e)                                  Receipt of Data.  As of the Closing Date, Purchaser has had the ability to perform diligence on the Assets based on information provided in the Data Exchange and conduct a field visit pursuant to Section 7.1; provided, however, that the foregoing representation shall not limit or restrict Purchaser’s rights and remedies under Article 3, Article 4,  the special warranty of title in the Assignment or other conveyances delivered under this Agreement, or for claims regarding a breach of any of Seller’s representations and warranties under Section 6.1.

(f)                                   Independent Evaluation.  Purchaser is an experienced and knowledgeable investor in the oil and gas business and is experienced with the usual and customary practices of producers such as Seller.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the environmental Assets, relying upon Purchaser’s own legal, financial, engineering and technical expertise and advisors.

(g)                                  No Securities Distribution.  Purchaser intends to acquire the Assets for Purchaser’s own benefit and account and not with a view of making any distribution of securities, within the meaning of the Securities Act of 1933, as amended.

(h)                                 Financing.  Prior to Closing, Purchaser will have arranged to have available sufficient funds to enable Purchaser to (i) pay the Adjusted Initial Payment Amount to Seller at Closing, (ii) pay or post any collateral or security required under contracts or agreements to be assigned, or (iii) provide such financial support as is required by any Governmental Authority to be approved as an operator of oil and gas properties in the State of Texas.

(i)                                     Liability for Brokerage Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any Affiliate of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(j)                                    Litigation.  There are no actions, proceedings, or investigations pending, or to Purchaser’s Knowledge, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith.

(k)                                 Qualifications.  Purchaser is qualified with all applicable Governmental Authorities to own and operate the Properties.

(l)                                     Anti-Bribery and Anti-Money Laundering.

(i)                                     In relation to the transactions the subject of this Agreement, neither Purchaser nor any of its Related Parties has made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Government Official or any entity or other person where such payment, gift, promise or other advantage would (A) comprise a Facilitation Payment; or (B) violate the Anti-Bribery and Money-Laundering Laws and Obligations or any other applicable law.

(ii)                                  Purchaser undertakes to Seller that, in connection with this Agreement, it is knowledgeable about and will comply with all laws, regulations, rules and requirements relating to anti-money laundering applicable to its performance of this Agreement.

(iii)                               Purchaser represents and warrants to Seller that its payments to Seller hereunder shall not constitute the proceeds of crime in contravention of anti-money laundering laws.

(iv)                              Purchaser stipulates that the funds used to pay the Performance Deposit and the Purchase Price shall be made from the Purchaser’s Account.

(m)                             Operatorship.  Halcón Operating Co., Inc., an affiliate of Purchaser, is not in continuing violation of any statutes, rules or regulations of the State of Texas in any material respects and is not aware of any reason why Halcón Operating Co., Inc. may not be accepted as an operator by the State of Texas or other applicable regulator. At the Closing Date, Purchaser has accurately provided all of the required information regarding Halcón Operating Co., Inc. necessary to complete and file the P-4 Forms with the Commission.

ARTICLE 7. – COVENANTS OF THE PARTIES.

7.1                               Access to Properties and Information.

(a)                                 Seller has provided, and shall continue to provide up to the Closing Date, to Purchaser (i) access to a virtual data room containing images of certain documents, instruments and agreements relevant to Purchaser’s examination of the Assets,  (ii) the opportunity, to the extent Seller was able to provide it, to conduct site visit(s) of certain of the Properties, (iii) the opportunity to review certain lease, well, financial, land, contract and regulatory files in Seller’s possession that relate to the Assets, (iv) the opportunity to ask questions related to the Assets of certain of the managers and employees of Seller and its Affiliates, (v) the opportunity to view geological and geophysical data on workstations at the offices of Seller, and (vi) drafts of the Exhibits and Schedules to this Agreement (collectively referred to as the “Data Exchange”).

(b)                                 Upon execution of and pursuant to the terms of this Agreement, Purchaser may, at reasonable times during normal business hours, at Purchaser’s sole cost and expense, conduct an expert investigation into the environmental condition of the Properties for the purposes set out in Article 3 and the status of title to the Oil and Gas Interests for the purposes set out in Article 4 (the “Pre-Acquisition Review”) in accordance with the provisions of this Section 7.1(b).  The entirety of the Pre-Acquisition Review shall be subject to the indemnity provisions of Section 7.4 below. During all periods that Purchaser or any of its representatives are on the Assets, Purchaser shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support Purchaser’s indemnity obligations under Section 7.4.

The scope of the Pre-Acquisition Review includes:

(i)                                     The right to enter all or any part of the Properties at any reasonable time and with reasonable advance notice before accessing any Property (which shall be not less than 48 hours advance notice), and to conduct an environmental assessment which may include a Phase I review of the Properties, as defined by the current American Society for Testing and Material (“ASTM”) Standard Practice for Phase I environmental property assessments (Designation E1527-05), a review of the compliance status of the Assets relative to Environmental Laws, a review of other site conditions including the presence of endangered species habitat and waters of the United States, and to otherwise inspect, inventory, investigate, perform environmental assessments, study and examine the same and the operations conducted thereon (provided that Purchaser shall have no right to conduct any invasive environmental sampling or testing which includes, but is not limited to digging and collecting samples on any Properties without the consent of Seller, which consent may be withheld in Seller’s sole discretion and may be subject to any conditions), provided that Purchaser (including its agents or consultants) be limited to two (2) visits to the Properties; and

(ii)                                  The right, subject to compliance with applicable Law, including the HSR Act, to inspect and review at Seller’s offices at reasonable times and upon reasonable advance notice, all of the Records.

(c)                                  Purchaser shall maintain the results of its investigation, testing and evaluation and review of files and records, confidential in accordance with and otherwise comply with the terms of the Confidentiality Agreement.

(d)                                 Purchaser shall provide Seller a copy of any final environmental assessment reports and the supporting documentation of or about the Properties commissioned by Purchaser, including, without limitation, any reports, data and conclusions developed pursuant to the Pre-Acquisition Review, promptly after such assessment report has been furnished to or obtained by Purchaser, and Seller shall be permitted to discuss the contents of any such assessment reports with the party who prepared such reports.  Neither Party shall be deemed by its receipt of said documents to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or the accuracy of said documents or the information contained therein.

(e)                                  Seller shall have the right to have a representative or representatives accompany Purchaser and Purchaser’s representatives (including without limitation environmental consultants and experts) at all times during Purchaser’s Pre-Acquisition Review.  With respect to any samples taken in connection with Pre-Acquisition Review, Purchaser shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge.  In the event that Purchaser’s Phase I identifies the need for additional investigation or sampling, then Purchaser may request Seller’s consent to conduct Phase II environmental property assessments or such other activities.  The Phase II procedures and plan concerning any additional investigation shall be submitted to Seller in a written environmental property assessment plan, and shall be reasonable based on the findings of the Phase I.  Thereafter, Seller may, in its sole discretion, approve said environmental property assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing; provided that, in the event of the Seller’s rejection of said environmental property assessment plan, in whole or in part, Purchaser may request that an independent environmental consultant or expert (not being the same person used by the Purchaser) be engaged by Seller, at Purchaser’s cost, to verify whether, in their opinion, a Phase II report is necessary. If such person reports that a Phase II is necessary, but Seller still does not approve, the Purchaser (i) may still deliver an Environmental Defect Notice with respect to such Assets and (ii) notwithstanding anything in this Agreement to the contrary, may elect to have such Assets excluded from the transactions contemplated hereunder whereby such Asset shall be deemed an Excluded Asset, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Excluded Assets.

(f)                                   While conducting the Pre-Acquisition Review, Purchaser and its employees, agents and consultants shall abide by Seller’s safety rules, regulations and other operating policies applicable to such Properties. Seller has the right to be present during any activities conducted on the Assets as part of the Pre-Acquisition Review.

(g)                                  Purchaser shall not contact directly or indirectly, any Governmental Authorities, lessors, midstream companies doing business with Seller in connection with the Assets, or similar third parties, without Seller’s express written consent and limited to the purposes for which consent is sought.

7.2                               Notification of Breaches.

(a)                                 Until the Closing Date;

(i)                                     Purchaser shall notify Seller promptly after Purchaser obtains Knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(ii)                                  Seller shall notify Purchaser promptly after Seller obtains Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

(b)                                 Any of Purchaser’s or Seller’s representations or warranties that are untrue or that shall become untrue in any material respect between the Execution Date and the Closing Date, and any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to the Closing Date that have not been so performed or observed in any material respect, shall be considered not to have occurred for all purposes of this Agreement to the extent that any such breach of representation, warranty, covenant or agreement is cured by the applicable Closing.

7.3                               Operation of the Business.

(a)                                                              From the Execution Date until the Closing occurs, Seller will continue to operate the Assets in the ordinary course of business and in material compliance with all applicable Laws, including, without limitation, Environmental Laws, and in material compliance with all Material Contracts and Mineral Interests.  From the Execution Date until Closing, Seller agrees not to, without Purchaser’s prior consent (provided that such consent may not be unreasonably withheld, conditioned or delayed to the effect that the Seller incurs a cost which would not be reimbursed by the Purchaser under the terms of this Agreement):

(i)                                     Except as listed in Schedule 6.1(p), expend, propose or approve the commitment to expend any funds, net to Seller’s interest, in excess of two hundred and fifty thousand United States Dollars ($250,000) per operation or per well, or make any commitments to expend funds, net to Seller’s interest, in excess of two hundred and fifty thousand United States Dollars ($250,000) per operation, or otherwise incur any other obligations or liabilities, other than in the ordinary course of business, except in the event of an emergency requiring immediate action to protect life, prevent environmental contamination, or to preserve the Assets (including without limitation where needed to comply with any drilling obligations needed to maintain any Mineral Interest);

(ii)                                  except (i) as listed in Schedule 6.1(p), (ii) where necessary to prevent the termination of a Mineral Interest or (iii) where needed to comply with any drilling obligations needed to maintain any Mineral Interest, propose: the drilling of any additional wells, propose the deepening, plugging back, side-tracking or reworking of any existing wells, or propose the abandonment of any wells relating to the Oil and Gas Interests;

(iii)                               sell, transfer (including any mortgage or hypothecation, farmout, or assign) or abandon any portion of the Assets other than sales and dispositions of Hydrocarbons and items of materials, supplies, Equipment, improvements or other personal property or fixtures forming a part of the Assets that have become obsolete or unusable and except for any abandonment that is required by law or regulation;

(iv)                              amend or terminate any Material Contract in any material respect or enter into any new Material Contract other than the Williams Gathering Agreement and Shared Use and Access Agreement;

(v)                                 fail to maintain any Governmental Authorization affecting the Assets;

(vi)                              enter into any settlement of any material issues with respect to any assets or audit or other administrative or judicial proceeding with respect to Taxes for which Purchaser may have liability;

(vii)                           not waive, compromise or settle any material right or claim if such waiver, compromise or settlement regarding the use, ownership or operation of any of the Assets;

(viii)                        terminate (excluding expiration) or materially amend any Mineral Interest or Surface Interest; or

(ix)                              elect to non-consent any operation on any of the Oil and Gas Interests.

(b)                                 Notwithstanding the foregoing, Seller will be free to do any of the foregoing without the consent of Purchaser where needed to comply with Seller’s HSSE policies or to safeguard life, property or the environment; provided, however, that Seller shall provide written notice of the same to Purchaser as promptly as reasonably practicable.

(C)                               EXCEPT WITH REGARD TO SELLER’S BREACH OF THE COVENANTS SET FORTH IN THIS SECTION 7.3, PURCHASER RELEASES SELLER AND EACH MEMBER OF SELLER GROUP FROM ANY LIABILITY FOR SELLER’S OR SELLER GROUP MEMBER’S OWN NEGLIGENCE, INCLUDING SELLER’S OR SELLER GROUP MEMBER’S SOLE NEGLIGENCE OR GROSS NEGLIGENCE (BUT NOT WILLFUL MISCONDUCT OF SELLER OR SELLER GROUP), IN ANY CAPACITY, OR FROM ANY LIABILITY TO PURCHASER EXISTING BY OPERATION OF STATUTE OR UNDER STRICT LIABILITY, ARISING OUT OF, CONNECTED WITH OR RELATED TO, SELLER’S OPERATION, OWNERSHIP OR CONTROL OF THE ASSETS FROM THE EFFECTIVE TIME UNTIL THE CLOSING DATE.

(d)                                 Requests for approval of any action restricted by this Section 7.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Jon Wright

Email: jwright@halconresources.com

Phone: (720) 446-1036

Purchaser’s approval of any action restricted by this Section 7.3 shall be considered granted upon the expiry of ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.

7.4                               Indemnity Regarding Access.

PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, THE SELLER GROUP, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES, AND ALL SUCH PERSONS’ AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS PRIOR TO CLOSING BY PURCHASER OR ANY PERSON UNDER PURCHASER’S CONTROL,

EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCLUDING ANY WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON; PROVIDED, HOWEVER, THAT PURCHASER’S IDENTIFICATION OF AN ENVIRONMENTAL CONDITION ON OR ATTRIBUTABLE TO THE ASSETS THAT WAS NOT CAUSED BY PURCHASER SHALL NOT BE CONSIDERED TO BE PROPERTY DAMAGE FOR THE PURPOSES OF THIS SECTION 7.4.

7.5                               Governmental Reviews.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and reasonably cooperate with the other Party (without obligation to spend money in its cooperation with the other Party’s efforts) in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or non-actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Authorities, (ii) the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.  Except for any filing fees that may be imposed by law on Seller, Seller shall not be required to pay or reimburse Purchaser for any fees or other payments to any Governmental Authority in connection with any such actions, approvals, or consents.

(b)                                 Purchaser shall use its commercially reasonable efforts to resolve prior to Closing any objections as may be asserted by any Governmental Authority with respect to Purchaser’s participation in the transactions contemplated by this Agreement.  Seller shall cooperate with Purchaser, including by timely providing such information and making available such personnel as Purchaser may reasonably request to prepare for and participate in meetings with Governmental Authorities, and/or to respond to any questions raised by Governmental Authorities.

If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting and permit the other Party to attend such meeting to the extent practicable.

7.6                               Operatorship.

(a)                                 Purchaser agrees that it will promptly take such actions as are necessary to become the successor operator of those Properties operated by Seller as of the Effective Time (“Operated Properties”) and to obtain all necessary approvals of Governmental Authorities and will indemnify Seller Group from any and all liabilities, costs and expenses in connection with the succession of Seller by Purchaser as operator of the Operated Properties. Seller makes no representation or warranty or provides any assurance that Purchaser shall succeed Seller as operator of any portion of the Operated Properties; provided, however, that Seller will assist, to the extent reasonable,

Purchaser in Purchaser’s efforts to succeed Seller as operator of any Well, at no cost to Seller greater than a de minimus cost, including designating and/or appointing by assignment, to the extent legally possible, Purchaser as successor operator or taking any other actions permitted or required under applicable Laws, the applicable operating agreement or other governing document (including executing letters whereby the applicable Seller resigns as operator of all Seller-operated Wells and Assets).

(b)                                 If any Governmental Authority has not accepted Purchaser, or Purchaser’s designated operator, as operator of any Operated Properties at or after the date that is one hundred twenty (120) days from the Closing Date, Purchaser and Seller will use commercially reasonable efforts to negotiate a mutually beneficial solution to facilitate the transfer of operatorship to Purchaser or its designated operator.   If the Parties cannot agree on a mutually beneficial solution, Seller may give the Purchaser notice and within thirty (30) days following the expiry of such period requiring the Purchaser to re-assign or cause to be re-assigned those applicable Assets to the Seller and the Seller will return eighty-five percent (85%) of the applicable portion of the Adjusted Initial Payment Amount relating to such returned Assets, together with any other reasonable costs, expenses or amounts paid by Purchaser after Closing relating to the prudent operation of such applicable Assets.

(c)                                  IF THERE IS A RE-ASSIGNMENT PURSUANT TO SECTION 7.6(b), PURCHASER SHALL INDEMNIFY AND HOLD HARMLESS SELLER AND SELLER GROUP AGAINST ALL CLAIMS, LOSSES AND LIABILITIES, IF ANY, RESULTING FROM PURCHASER’S OPERATION OF THE ASSETS DURING THE TIME PERIOD BETWEEN CLOSING AND THE DATE OF THE RE-ASSIGNMENT OF THE ASSETS TO THE SELLER, EXCEPT TO THE EXTENT SUCH CLAIMS ARISE FROM OR ARE ATTRIBUTABLE TO THE WILLFUL MISCONDUCT OF SELLER.

7.7                               Recording & Filing.

Within seven (7) Business Days of the Closing Date, Seller shall, at no expense to Seller (other than de minimus costs), use its reasonable commercial efforts to file the P-4 Forms with the Commission.  If Seller fails to file the P-4 Forms after fifteen (15) Business Days from the Closing Date, the Purchaser shall have the right to file the P-4 Forms with the Commission.  In addition, within (30) days of Closing, Purchaser shall, at its expense, use its reasonable commercial efforts to file or record the conveyance documents other than P-4 Forms, as necessary with the appropriate governmental agencies or records office.  Seller and Purchaser shall provide a copy of same, including recording date, to the other Party and any other contract parties requiring the same.

7.8                               Notice to Third Persons.

In relation to lessors, royalty owners, operators, non-operators, purchasers of production, other contract parties and Government Authorities Seller has the right to notify all or such of those parties as it deems appropriate that Purchaser has purchased the Assets and has assumed liability for the Assumed Obligations relating to their continued operation from and after the Closing Date, with an effective date of the Effective Time; provided that Seller shall provide Purchaser with the form that such notices will take and Purchaser shall have the right to consent to the such form, such consent not to be unreasonably withheld, delayed or conditioned. Purchaser and Seller shall execute all transfer orders, division orders, or letters-in-lieu necessary to transfer payment of the proceeds from the sale of production from the Assets as of the Effective Time to Purchaser, and joinders, ratifications or other similar instruments required to transfer Assets as of the Effective Time to Purchaser.

7.9                               Property Records.

Within fifteen (15) days after Closing, Seller shall deliver to Purchaser electronic copies of the Records (subject to the limitations contained in this Agreement) which were not already delivered by Seller.  Any electronic information or data provided shall be in the same format as that then currently used by Seller and Seller is not required to perform or create additional programming or system support in connection therewith.  Seller may retain photocopies, electronic images or other formats of the Records. Seller may excise or redact Records to remove information that would constitute an Excluded Record.  Seller and Purchaser shall each appoint one (1) focal point for coordination of the transfer of electronic information and data to Purchaser.

7.10                        Use of Name.

On or before sixty (60) days after Closing, Purchaser will permanently remove, or cause to be permanently removed (and not simply covered or obscured), from the facilities pertaining to the Assets, the name, logo and service mark of Seller and its Affiliates, and all variations and derivations thereof, and will not thereafter make use thereof in respect of the Properties being conveyed to Purchaser.

7.11                        Seller’s Insurance.

Purchaser acknowledges and agrees that (a) no insurance policies arranged for the benefit of or provided to Seller or any member of Seller Group, including any current insurance policies relating to the business or assets of Seller (“Current Insurance Policies”), shall continue after Closing and (b) Purchaser shall not, and shall procure that no member of Purchaser Group shall, make any claims under any such insurance policies or insurance coverage in respect of facts, events or circumstances arising before or after Closing.  Purchaser further hereby acknowledges and agrees that no historic insurance coverage provided by or to Seller, including the Current Insurance Policies, shall be available to Purchaser or Seller after Closing, with the exception of insurance coverages required by statute or law and, in such limited instances only to the extent that the policies provide such historical coverage.  Purchaser further acknowledges and agrees that it has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Seller or any member of Seller Group.

7.12                        Casualty Loss.

If after the Execution Date and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain (collectively, “Casualty Losses”) or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Unadjusted Purchase Price; provided, however, Seller shall pay to Purchaser all sums paid to Seller by third parties by reason of the destruction or taking of such Assets (up to the Allocated Value), including any sums paid pursuant to any agreement or indemnity (for avoidance of doubt other than insurance), and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any agreement of indemnity, arising out of such destruction or taking (up to the Allocated Value).

7.13                        Data Privacy.

(a)                                 Each Party acknowledges that it may be required to process Personal Data during the undertaking of its obligations under this Agreement.  Each Party agrees that it shall comply with the obligations imposed by all applicable Data Protection Laws and take appropriate technical and organizational measures against unauthorized or unlawful processing of, accidental loss or destruction of, or damage to Personal Data; provided that, having regard to the state of technological development and the cost of implementing any measures, the measures must ensure a level of security appropriate to the harm that might result from unauthorized or unlawful processing or accidental loss, destruction or damage and the nature of the Personal Data to be protected.  These measures shall also aim at preventing unnecessary collection and further processing of such Personal Data.

(b)                                 All Personal Data made available to any Party or their representatives hereunder shall be made available on an “as is” basis without any warranties, either express or implied, as to the quality, completeness, accuracy, validity, non-infringement or utility of such Personal Data.  In no event shall the Party providing Personal Data be liable for any actual, incidental, punitive, consequential or other damages arising out of, or resulting from the receiving Party’s or their representatives’ (i) use of or reliance upon the Personal Data or (ii) disclosure of the Personal Data to a third party in breach of this Agreement or any applicable Data Protection Law.  The Parties agree that the Party responsible for a breach of data privacy or a violation of relevant applicable Data Protection Laws will indemnify, defend and hold harmless the non-breaching Party from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) asserted against, resulting from, imposed upon or incurred by the non-breaching Party as a result of, or arising out of the breach of data privacy or a violation of relevant applicable Data Protection Laws.

7.14                        Environmental Reporting.

For any reporting to a Governmental Authority related to the Assets that because of the Closing Date and particular Law could involve the potential for combined or split reporting, Purchaser and Seller shall confer at an agreed time prior to Closing in order to resolve any issues related to such reporting.

7.15                        Assignable Seismic Data.

If the Parties do not enter into the Reprocessed Seismic Data License at Closing pursuant to Section 5.3(h), but subsequent to the Closing Date, the Purchaser obtains, and demonstrates same to Seller, a license from the third-party owner of the underlying seismic data prior to the date upon which the Seller submits to Purchaser the Final Accounting Statement, Seller and Purchaser shall execute the Reprocessed Seismic Data License, in the form attached as Exhibit G, relating to the Assignable Seismic Data.

7.16                        Interim Assistance with Survey, Staking and Permitting.

Purchaser and Seller agree that from and after the Execution Date until the Closing Date, Seller shall use reasonable efforts to provide Purchaser (or its Affiliates) with access to the Assets, identified in advance written notice to Seller and during normal business hours, for the purposes of surveying, staking and other preliminary surface work in order to facilitate Purchaser’s drilling operations after Closing.  Seller further agrees to use commercially reasonable efforts (at no cost to Seller other than de minimus costs) to assist Purchaser in preparing any necessary Governmental Authorizations or third party notifications for such post-Closing operations; provided, however, that Purchaser shall be solely responsible for any costs, expenses and liability associated therewith and for purposes of clarity, the indemnity obligations of Purchaser set forth in Section 7.4 shall expressly apply to any access granted to or action taken by Purchaser pursuant to this Section 7.16.

ARTICLE 8. – ACCOUNTING FOR REVENUE & EXPENSES

8.1                               Adjustments to Purchase Price.

The Unadjusted Purchase Price shall be adjusted as follows, without double counting any amounts, (the “Price Adjustments”).

(a)                                 The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)                                     Property Expenses attributable to periods from and after the Effective Time which have been paid by Seller;

(ii)                                  Inventory;

(iii)                               Imbalances, if positive;

(iv)                              Owner Balances, if positive, pursuant to Schedule 8.1;

(v)                                 Property and ad valorem taxes accrued by Seller and attributable to the Assets after the Effective Time; and

(vi)                              any other amount provided for elsewhere in this Agreement.

(b)                                 The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)                                     Revenues;

(ii)                                  Environmental Defects pursuant to Sections 3.2(b)(i) and 3.2(g)(viii), subject to 3.2(h);

(iii)                               Title Defects pursuant to Section 4.4(d)(i), subject to 4.4(k);

(iv)                              Allocated Value of Assets that are excluded from this Agreement because of (a) the exercise of preferential rights or unobtained Hard Consents pursuant to Section 4.6(b); (b) Seller’s election to exclude Assets under Sections 3.2(b)(ii), 3.2(b)(iii), 3.2 (d) and 3.2(g)(viii), subject to 3.2(h); (c) Seller’s election to exclude Assets under 4.4(d)(ii), 4.4(d)(iii) and 4.4(j)(viii), subject to 4.4(k); and Purchaser’s election to exclude Assets pursuant to Section 7.1(e);

(v)                                 Imbalances, if negative;

(vi)                              Owner Balances, if negative, pursuant to Schedule 8.1;

(vii)                           Property and ad valorem taxes paid by Purchaser and attributable to the Assets before the Effective Time;

(viii)                        Property Expenses attributable to periods prior to the Effective Time which have been paid by Purchaser;

(ix)                              Any other amount provided for elsewhere in this Agreement; and

(x)                                 The expenses incurred during the period between the Effective Time and the Closing Date which relate to the workover operations on the Crockett 1-26 1H well (API #42475355820000).

8.2                               Preliminary Accounting Statement.

Not less than five (5) Business Days prior to Closing, Seller shall furnish Purchaser with a good faith estimated accounting (“Preliminary Accounting Statement”), prepared in a manner consistent with Seller’s past accounting practices, reflecting the Price Adjustments as of the date of preparation of such Preliminary Accounting Statement and the effect of such Price Adjustments on the Unadjusted Purchase Price. The Parties shall in good faith attempt to agree on the Preliminary Accounting Statement as soon as reasonably possible. The amount resulting from the application of the Price Adjustments to the Unadjusted Purchaser Price included in the Preliminary Accounting Statement, as agreed upon by the Parties, will be the “Adjusted Initial Payment Amount”; provided, however, that if the Parties do not agree upon an adjustment set forth in the Preliminary Accounting Statement, then the Adjusted Initial Payment Amount shall be that amount set forth in the draft Preliminary Accounting Statement delivered by Seller to Purchaser pursuant to this Section 8.2 and that any disagreement with respect to Title Defects and Environmental Defects will be resolved pursuant to the applicable provisions of this Agreement.

8.3          Final Accounting Statement.

(a)          On or before one hundred twenty (120) days after Closing, Seller shall prepare and deliver to Purchaser a draft of the proposed final accounting statement (the “Final Accounting Statement”) setting forth Seller’s good faith updated determination of the Price Adjustments and applies those Price Adjustments to the Unadjusted Purchase Price (the “Final Purchase Price”) which shall be the final amount payable by Seller or by Purchaser (as the case may be) to the extent not already paid or taken into account at Closing (the “Adjusted Final Payment Amount”).  Parties shall cooperate to avoid split month accounting for revenue. In the event Closing does not occur on the first day of a calendar month, Seller will market Hydrocarbon production, pay associated royalties for the calendar month in which Closing occurs on Purchaser’s behalf, and Seller’s remittance of the amount of production sales, less royalties, paid by Seller to Purchaser will be included in the Final Accounting Statement and the Adjusted Final Payment Amount will be adjusted accordingly. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting Statement. Purchaser shall have the right to audit the Final Accounting Statement.  The Parties’ failure to complete the Final Accounting Statement shall not constitute a waiver of the right to receive any amount otherwise due.  The Final Accounting Statement shall become final and binding upon the Parties and payable thirty (30) days after receipt thereof by Purchaser, unless Purchaser gives written notice of its disagreement (an “Accounting Notice”) to Seller prior to such date.  Time is of the essence with respect to the Accounting Notice.  Any Accounting Notice shall specify in detail the dollar amount, nature and basis of the disagreement so asserted.   Purchaser shall not be entitled to dispute any expenditure or payment made by Seller, as a prudent operator, substantially in accordance such of Seller’s past practices as evident from the lease operating statements provided in the Data Exchange, subject, in all instances, to the restrictions and limitations on Seller’s authority set forth in this Agreement, including those set forth in Section 7.3. If an Accounting Notice is received by Seller in a timely manner, then the Final Accounting Statement (as revised in accordance with clause 8.3(a)(i) or 8.3(a)(ii) below) shall become final and binding on the Parties and any amounts due shall be payable by the earlier of thirty (30) days after (i) the date Seller and Purchaser agree in writing with respect to all matters as to which there is a disagreement or (ii) the date on which the Accounting Referee issues its decision.

(b)           During the sixty (60) days following the date of receipt by Seller of an Accounting Notice, Seller shall make available the records relevant to the disagreement and Seller and Purchaser shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Accounting Notice.  If, at the end of such sixty (60) day period, Seller and Purchaser have not reached agreement on such matters, the matters that remain in dispute shall be submitted to a mutually agreed neutral accountant (the “Accounting Referee”) for review and final binding resolution.  The Accounting Referee shall be a certified public accountant, with at least 15 years of oil and gas accounting experience, who is an employee or partner of a recognized independent public accounting firm and experienced in oil and gas accounting.  In the event the Parties cannot agree upon the Accounting Referee, each Party will appoint a neutral accountant who meets the criteria set forth in the foregoing sentence and the two selected accountants shall appoint a third accountant meeting the foregoing criteria to be the “Accounting Referee.”  All determinations and adjustments with respect to allocating items to the period before or after the

Effective Time shall be in accordance with GAAP, consistently applied, and this Agreement. The Accounting Referee shall render a decision resolving the matters in dispute within fifteen (15) days following their submission to the Accounting Referee. Seller and Purchaser shall each be responsible for one-half of the fees and expenses of the Accounting Referee.  In the event the disagreement relates to a contract interpretation matter as opposed to an accounting matter, such matter shall be resolved pursuant to the provisions of Article 16 and not this Article 8.

(c)           If, prior to the first anniversary of the Closing Date, a Party receives any proceeds or makes any expenditure for the benefit of the other Party, it shall promptly remit to the other Party the relevant amount (to the extent such amounts had not been previously accounted for in the Final Accounting Statement). No claim made pursuant to this Section 8.2(c) shall be valid unless it is brought prior to the first anniversary of the Closing Date.

8.4          Inventory

Seller shall gauge all merchantable Hydrocarbon and non-hydrocarbon substances associated with the Mineral Interests in storage as of the Effective Time and shall provide Purchaser with all reasonable detail and support necessary to confirm such amounts.

8.5          Notice to Remitters of Proceeds and Expenses.

After the Closing, the Parties shall inform the remitters of any proceeds attributable to the Assets to pay Purchaser to the extent practical after the Effective Time.  To the extent that any remitter pays revenues or sends invoices or claims (for Owner Balances or Property Expenses) to the incorrect Party, that Party shall promptly remit such revenues (without interest) or forward such invoices or claims to the correct Party.

8.6          Post-Closing Payments.

Payments to be made following the Closing under this Agreement shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable to the Purchaser’s Account or Seller’s Account (as the case may be).

ARTICLE 9. — TAX MATTERS

9.1          Apportionment of Taxes.

All Taxes (except as provided below) pertaining to the Assets or Hydrocarbon production from the Assets and similar obligations, including, without limitation, production, severance, excise, and other similar Taxes that are based upon production of, or income or revenues from Hydrocarbons, are Seller’s responsibility where attributable to the period prior to the Effective Time and Purchaser’s responsibility where attributable to the period after the Effective Time (regardless of when assessed on the Assets or Hydrocarbon production).  Seller shall be allocated and shall bear all ad valorem taxes, real property taxes, Personal Property taxes, and similar Tax obligations (the “Property Taxes”) with respect to the Assets for any Tax period (or portion thereof) ending prior to the Effective Time.  Purchaser shall be allocated and shall bear all Property Taxes with respect to the Assets for any Tax period (or portion thereof) beginning on or after the Effective Time.

Property Taxes for any Tax period in which the Effective Time occurs shall be apportioned based on the number of days in such Tax period before and after the Effective Time, between Seller and Purchaser.  To the extent possible, amounts relating to such Taxes shall be included in the Final Accounting Statement, but the Final Accounting Statement shall not constitute a final settlement of Tax liability as allocated between the Parties pursuant to this Section 9.1.  Notwithstanding the foregoing, each Party shall be responsible for its own federal, state, or local income taxes, gross margin taxes, franchise taxes or gross receipts taxes with respect or attributable to the ownership of the Assets and the transactions pursuant to the terms of this Agreement and each Party agrees to indemnify and hold the other Party harmless with respect to such Taxes.  PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FOR ALL PROPERTY AND HYDROCARBON PRODUCTION TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) ENDING ON OR AFTER THE EFFECTIVE DATE AND SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER FOR ALL PROPERTY HYDROCARBON PRODUCTION TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) ENDING PRIOR TO THE EFFECTIVE DATE.

9.2          Transfer Taxes.

Purchaser shall be responsible for paying Transfer Taxes or other fees, if any, that are payable upon or because of the transfer of any of the Assets to Purchaser.  “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges. The Parties shall reasonably cooperate (including by the provision of exemption certificates, documentation to support an occasional or isolated sale exemption, or other evidence or documentation) to reduce the amount of any such Transfer Taxes.

9.3          Tax Reporting of the Allocation of Purchase Price.

Seller and Purchaser agree to allocate the Final Purchase Price and any liabilities assumed by Purchaser under this Agreement based on the Allocated Values provided that no more than 10% of the Purchase Price shall be allocated to tangible property and no less than 90% shall be allocated to the Mineral Interests. Seller and Purchaser each agree that the Assets subject to this Agreement do not constitute an “applicable asset acquisition” as described under Code Section 1060, and do not constitute a trade or business in the ordinary sense of the term. Seller and Purchaser each agree to report the Tax consequences of the transactions contemplated herein as a purchase and sale of assets, and in particular to report the information consistent with the terms of this Agreement and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to the other Party, or with such other Party’s prior consent.

9.4          Cooperation on Tax Returns and Tax Proceedings.

Purchaser and Seller will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Properties (other than with respect to income and franchise taxes) and any audit, litigation or other proceedings.

ARTICLE 10. — PURCHASER’S ASSUMED OBLIGATIONS

10.1        Purchaser’s Assumed Obligations.

At Closing, but with effect from the Effective Time (except for the matters below stated to take effect at a time other than the Effective Time) and subject to and except with regard to any of Purchaser’s rights in relation to (i) the Retained Obligations, (ii) indemnification set forth in Article 11, and (iii) post-Closing matters relating to Title Defects and Environmental Defects, Purchaser shall assume and agree to fulfill, perform, pay and discharge all of the obligations and liabilities arising from, related to or connected with the ownership, operatorship (where applicable) and operation of the Assets (all of which shall constitute the “Assumed Obligations”).  The Assumed Obligations include, without limitation, the following:

(a)           the express and implied obligations, conditions and covenants under the terms of all contracts, agreements, instruments and orders to which the Assets are subject, other than the Excluded Contracts, and including, for the avoidance of doubt, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Time;

(b)           the responsibility for compliance with all applicable Laws, the maintenance of all Governmental Authorizations, and bonds required by Governmental Authorities relating to the Assets and including, for the avoidance of doubt, subject to Section 10.2, liability for breach of any of the foregoing, whether such breach occurred prior to or after the Effective Time;

(c)           the responsibility for royalties, overriding royalties, minimum royalties, net profits interests, rentals, shut-in payments and all other burdens, charges or encumbrances to which the Oil and Gas Interests are subject and including, for the avoidance of doubt liability for failures to pay any of the foregoing, with respect to Hydrocarbon production on and after the Effective Time;

(d)           the responsibility for proper accounting for and disbursement of production proceeds from the Oil and Gas Interests on and after the Effective Time, and the obligation to maintain and hold Owner Balances, funds or royalties in suspense in at least the amounts set forth on Schedule 8.1;

(e)           the responsibility for any liquid or gaseous Hydrocarbon imbalances existing as of the Effective Time in connection with any of the Assets;

(f)            the responsibility for any and all claims for personal injury or death arising directly or indirectly from or incident to the use, occupation, ownership, operation or maintenance of any of the Assets, or the condition thereof and including, for the avoidance of doubt, liability for claims arising on or after the Closing Date; and

(g)           the responsibility to properly plug, abandon and restore the Assets, as provided in Section 10.2, the Environmental Obligations, as provided in Section 10.3, the obligations in Section 10.4 (to the extent such obligations have not terminated) and all other obligations assumed by Purchaser under the terms of this Agreement.

10.2        Plugging and Abandonment of Wells, Removal of Facilities.

Upon and after Closing, but with effect from the Effective Time, Purchaser assumes full responsibility and liability for all plugging, abandonment and restoration obligations with respect to the Properties, regardless of whether such obligations relate or are attributable to the ownership or operation of the Properties prior to or after the Effective Time, and including, but not limited to, the obligation to:

(a)           plug and abandon (or re-plug) any and all oil, gas, condensate, CO2, injection or other wells and wellbores, located on each Mineral Interest (or lands pooled with a Mineral Interest), whether producing, not producing or abandoned or plugged in each case prior to or after the Effective Time;

(b)           remove and dispose of all structures, equipment and facilities located on or comprising the Properties;

(c)           restore each Mineral Interest and wellsite associated with the Oil and Gas Interests, including the surface, and subsurface;

(d)           cleanup and dispose of any equipment or materials contaminated with NORM or asbestos;

(e)           perform all other obligations related to the foregoing that arise by contract, lease terms, applicable law or demands of governmental agencies;

all to be performed in a good and workmanlike manner and in accordance with, and to the extent required by, lease and contract obligations and applicable Law.

10.3        Environmental Obligations.

Subject to the Retained Obligations and excluding any liability or condition that relates to any Excluded Assets, and subject to Purchaser’s right to indemnification in relation to Section 6.1(q) set forth in Article 11, and the rights the Purchaser may have in relation to any Final Disputed Environmental Matters, the Assumed Obligations include the assumption by Purchaser of full responsibility and liability for all liabilities and obligations arising out of, related to, or connected with, the environmental condition of the Assets (“Environmental Obligations”), including without limitation, claims arising out of the following circumstances, conditions, occurrences, events and activities on or related to the Assets, regardless of whether occurring, or arising or resulting from any acts or omissions of Seller or any other Person prior to the Effective Time and regardless of the condition of the Assets when acquired:

(a)           environmental pollution or contamination, including pollution or contamination of the soil, subsurface, groundwater or air by hydrocarbons, brine, hazardous wastes, hazardous substances, asbestos, NORM or otherwise, attributable to the Assets acquired by Purchaser;

(b)           underground injection activities and waste disposal occurring on any of the Properties;

(c)           cleanup responses, and the cost of remediation, control, assessment or compliance, with respect to surface and subsurface pollution;

(d)           disposal on the Properties of any hazardous substances, wastes, materials, and products generated by or used in connection with the ownership or operation of the Properties; and

(e)           compliance or noncompliance with, or satisfaction of remedies (to include, but not be limited to, cost reimbursement, fines and/or penalties, if any) provided under any Environmental Law.

10.4        Additional Security for Assumed Obligations.

(a)           Within sixty (60) days after Closing, Purchaser shall, or shall procure that its designated Affiliate shall, deliver to Seller (to the attention of the Shell Legacy Representative in accordance with the terms of Section 15.5) a certificate certified by an officer of Purchaser, certifying that:

(i)            the P-4 Form has been filed with the Texas Railroad Commission (the “Commission”) and approved by the Commission identifying the Operated Properties as Properties for which the Purchaser is the successor operator and assumes plugging and decommissioning responsibility;

(ii)           with respect to Operated Properties, if applicable, Purchaser has filed with the Commission an active organization report that meets the requirements of Section 91.142 of the Texas Natural Resources Code (the “TNRC”) and any relevant Commission rules, guidance or regulations; and

(iii)          with respect to Operated Properties, if applicable, Purchaser has obtained a Commission-approved bond, letter of credit, or cash deposit covering such Operated Properties and such bond, letter of credit, or cash deposit must be in compliance with:

(1)           Sections 91.103-107 of the TNRC; and

(2)           any other relevant law, statute, rule guidance or regulation.

(b)           Within ten (10) Business Days after the Commission has approved and accepted the Purchaser’s P-4 Form filing, Purchaser shall deliver evidence of such approval to Seller (to the attention of the Shell Legacy Representative in accordance with the terms of Section 15.5) which evidence must be reasonably acceptable to Seller (the “Approval Evidence”); provided, however, that if the Commission provides written notice of any objection to such Purchaser’s P-4 Form filing, the sixty-day period described in Section 10.4(a) above shall be extended for another forty-five (45) days after receipt of the Commission’s objection to file a corrective P-4 Form.  Upon Seller’s receipt of (i) the certificate described in Section 10.4(a) above, and (ii) the Approval Evidence, then automatically and with no further action required by either Party, Purchaser shall be deemed to have satisfied its obligations under this Section 10.4, and this Section 10.4 shall automatically terminate (with no further action by or notice to any Party) and be of no further force and effect. If Purchaser has not (x) timely delivered the certificate described in Section 10.4(a) above to Seller or (y) delivered the Approval Evidence in each case within (9) months after the

Closing Date, Purchaser must provide to Seller, within fifteen (15) days after the expiration of the applicable deadline set forth in Section 10.4(a) above or in this sentence, Decommissioning Security in an amount equal to twenty million United States Dollars ($20,000,000), which Seller may draw upon in the event Purchaser does not fulfill its obligations under Section 10.2, (the “Secured Obligations”), without limiting any other remedies Seller has hereunder or at law or in equity.  Once the Seller draws upon the Decommissioning Security, it must use the funds for the sole purpose of satisfying such Section 10.2 obligations as the obligations fall due and in any event within twenty-four (24) months, and Seller shall provide detailed statements, invoices and receipts with regard to the use of such funds to evidence Seller’s compliance with these provisions.  Seller shall have the right, not more than once every two years, to require that Purchaser increase the amount of the Decommissioning Security by a percentage equal to the percentage increase in the Consumer Price Index from the date of this Agreement (in the event of the first increase) or from the date of the most recent Decommissioning Security increase (in the event of subsequent increases).  Should Seller decide to exercise such right, Seller must provide written notice to Purchaser in the manner set forth in Section 15.5 of this Agreement, and Purchaser must provide evidence of its compliance with Seller’s request within thirty (30) days of receipt of such request.

(c)           The Purchaser expressly covenants that it will continue to comply in all material respects with all laws, statutes, rules, and regulations which allow for the release of Seller’s liability and plugging responsibility contemplated in this Article 10, including without limitation Sections 89.011, 89.012, 91.103-.107, and 91.142 of the TNRC.

(d)           If Purchaser is required to provide Decommissioning Security, then on or before each anniversary of the Closing Date, Purchaser must deliver to Seller (to the attention of the Shell Legacy Representative in accordance with the terms of Section 15.5) a report describing the status of all the Secured Obligations, such report to include without limitation the following:

(i)                                     an update of contact information for the primary personnel within Purchaser’s organization who are involved with the fulfillment of the Secured Obligations;

(ii)                                  an update of the progress of the Secured Obligations;

(iii)                               an updated plan for how Purchaser intends to fulfill the Secured Obligations; and

(iv)                              any changes to ownership status due to a conveyance or assignment that alter the party responsible for fulfilling the Secured Obligations.

(e)           Conveyance or assignment of this Agreement or the Assets to another party does not release Purchaser from obligations under this Section 10.4.

ARTICLE 11. — INDEMNIFICATION

11.1        Indemnification.

(a)           Upon Closing, Purchaser shall, except to the extent that a claim or matter is indemnified by Seller pursuant to Section 11.1(b), indemnify, defend and hold harmless the Seller and each member of Seller Group from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (“Losses”) asserted against, imposed upon or incurred by Seller or such other persons entitled to indemnification under this Section 11.1(a) as a result of, or arising out of:

(i)            the breach (without regard to any qualification of materiality or Material Adverse Effect) of any of the representations or warranties of Purchaser contained in Section 6.3 when made at either the Execution Date or Closing Date (as applicable);

(ii)           the failure of Purchaser to perform any of the covenants or agreements of Purchaser contained in this Agreement;

(iii)          the Assumed Obligations;

(iv)          any obligations for a brokerage or finder’s fee or commission incurred by Purchaser in connection with the transactions contemplated by this Agreement; and

(v)           any violation or alleged violation of securities laws by Purchaser in connection with the Assets and any claim arising out of Purchaser’s dealings with its partners, investors, lender, assignees or other third Persons in connection with the transactions evidenced by this Agreement.

(vi)          Purchaser’s liability, if any, with regard to the ownership or operation of any portion of the Assets that may be re-conveyed or reassigned to Seller pursuant to the provisions of Section 7.6(b);

(vii)         the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(a).

(b)           Subject to Section 11.1(d), upon Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and Purchaser’s and such Affiliates’ directors, officers, employees, stockholders and agents, from and against all Losses asserted against, imposed upon or incurred by Purchaser or such other persons entitled to indemnification under this Section 11.1(b) as a result of, or arising out of:

(i)            the breach (without regard to any qualification of materiality or Material Adverse Effect) of any of the representations or warranties of Seller contained in Section 6.1 when made at either Execution Date or Closing Date (as applicable);

(ii)           the failure of Seller to perform any of the covenants or agreements of Seller contained in this Agreement;

(iii)          the Excluded Assets;

(iv)          the Retained Obligations;

(v)           any obligations for a brokerage or finder’s fee or commission incurred by Seller in connection with the transactions contemplated by this Agreement;

(vi)          the cost and expenses, including reasonable attorneys’ fees, of enforcing this Section 11.1(b); and

(vii)         the Interim Period Indemnification Matters.

(c)           EXTENT OF INDEMNIFICATION.  WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 11.1(a) OR 11.1(b), REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

(d)           Notwithstanding anything to the contrary in this Agreement, the liability of Seller and Purchaser under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

(i)            Except for the Fundamental Representations, which survive indefinitely, the representations and warranties of the Parties set forth in this Agreement shall survive the Closing Date for a period of nine (9) months and all representations and warranties of the Parties under this Agreement shall terminate nine (9) months after the Closing Date; provided, however, that any such representation or warranty for which a written notice of claim specifying in reasonable detail the specific nature of the Losses and the estimated amount of such Losses (“Claim Notice”) delivered in good faith in compliance with the requirements of this Section 11.1(d) shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final non-appealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.  The indemnities in Section 11.1(a)(ii) — (vii) and Section 11.1(b)(iv) shall survive the Closing Date indefinitely.  The indemnities in Section 11.1(b)(vii) shall survive the Closing Date for a period of twelve months and the indemnities in Sections

11.1(b)(iii), (v) and (vi) shall survive the Closing Date for a period of seven (7) years. For purposes of clarity, any Losses arising from or attributable to Retained Obligations shall not be subject to the limitations set forth in Section 11.1(d)(ii)(B) or Section 11.1(d)(ii)(C) and any Losses arising from or attributable to the Interim Period Indemnification Matters shall not be subject to the limitations set forth in Section 11.1(d)(ii)(B).  Covenants to be performed at or after Closing shall survive until performed.  Claims for covenants to be performed prior to Closing shall survive for twelve months after the Closing Date.

(ii)           Notwithstanding anything to the contrary herein, in no event shall:

(A)          SELLER OR PURCHASER BE LIABLE TO THE OTHER FOR INDIRECT OR CONSEQUENTIAL LOSSES (EXCEPT WHERE SUCH LOSSES CONSTITUTE PART OF A CLAIM OF A THIRD PERSON WHICH IS INDEMNIFIED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT), LOSS OF PROFITS, LOSS OF OPPORTUNITY, OR ANY PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES THAT MAY BE AWARDED IN THE OTHER PARTY’S FAVOR; and

(B)          Seller indemnify Purchaser, or be otherwise liable to Purchaser for any Losses arising from a breach of a representation or warranty of Seller that is not a Fundamental Representation (1) for any individual claim for Loss that does not exceed fifty thousand United States Dollars ($50,000), but if exceeded, the entire amount of the Loss thereto shall be counted for purposes of this Agreement, without deduction of this individual threshold (the “Individual Threshold”), and (2) until Purchaser has suffered Losses in the aggregate in excess of the Aggregate Indemnity Deductible, after which point Seller will be obligated only to indemnify Purchaser from and against further Losses  in excess of the Aggregate Indemnity Deductible; and

(C)          Seller indemnify Purchaser under (1) Sections 11.1(b)(i), 11.1(b)(ii) and 11.1(b)(vii) in excess of fifteen percent (15%) of the Unadjusted Purchase Price or (2) Sections 11.1(b)(v) and (vi) in excess of the Unadjusted Purchase Price.

(iii)          No amount shall be recovered from any Party for the breach or untruth of any representations or warranties, of the other Party, or for any other matter, to the extent that the Party claiming a Loss as a result thereof had actual Knowledge of such breach, untruth or other matter at or prior to the Execution Date, nor shall such Party be entitled to rescission with respect to any such matter.

(iv)          The amount of any indemnification provided under Section 11.1(a) or (b) shall be net of any amounts of insurance proceeds or other amount from any third person actually recovered or realized by the indemnified party in respect of the indemnification claim to which such insurance proceeds or other amounts relate.

(v)           Notwithstanding anything stated herein to the contrary:  (A) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Article 11 with respect to any item for which a specific adjustment has already been made to the Unadjusted Purchase Price under the terms of this Agreement; and (B) Seller will have no liability to Purchaser or Purchaser’s indemnified parties hereunder for any matter which is claimed as a Title Defect or an Environmental Defect.  Claims for Title Defects or Environmental Defects, even those not resulting in an adjustment to the Unadjusted Purchase Price because the applicable aggregate deductible is not exceeded, are not subject to the terms of this Article 11, may not be claimed under this Article 11, may not be included for purposes of determining whether the limitations set forth in this Section 11.1(d) have been met and may not be included in the Aggregate Indemnity Deductible for purposes of the limitations set forth in this Section 11.1(d).  Nothing herein, however, limits Purchaser’s rights and claims under the special warranty of title in the Assignment.

(vi)          Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall use commercially reasonable efforts to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(e)           All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 11.1(e). Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third Person, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party’s ability to defend against the Losses is not materially prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party; (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third-party Losses, or any cross-complaint against any person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party and no claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise entails a full and unconditional release of the Indemnified Party without any admission or finding of fault or liability.

11.2        Exclusive Remedy.

If Closing occurs, the indemnities set forth in this Agreement and the remedies expressly provided for herein, together with, and the special warranty of title in the Assignment, shall be the sole and exclusive remedies of the parties indemnified hereunder for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, that nothing in this Section 11.2 shall be deemed to affect any Person’s right to post-Closing equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement (whether or not such covenant is set forth in Article 7), nor shall it affect any Party’s right to avail itself of the other dispute resolution provisions set forth in this Agreement relating to Title Defects, Environmental Defects, and accounting matters.  Except for such remedies and the special warranty of title in the Assignment, Purchaser shall be deemed to release and forever discharge Sellers and their Affiliates and their respective officers, directors, managers, members, employees, agents, advisors and representatives from any and all other Losses whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising from Seller’s ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller or any of its Affiliates, and rights under insurance maintained by Seller or any of its Affiliates, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, GROSS OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

ARTICLE 12. — CONFIDENTIALITY

12.1        Subject to Section 12.2 and without prejudice to the terms of the Confidentiality Agreement, until the earlier of Closing or termination of this Agreement, all confidential information furnished or disclosed to the Purchaser or any of its Affiliates by Seller or its Affiliates in connection with the transactions contemplated by this Agreement (“Confidential Information”) shall be held confidential by the Purchaser and shall not be divulged in any way by Purchaser to any third party without the prior written approval of Seller provided that Purchaser may, without such approval, disclose such Confidential Information to:

(a)           any outside professional consultants, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

(b)           any bank or financial institution from whom Purchaser is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution;

(c)           any department, authority, ministry or agency of any government or other governmental authority lawfully requesting such information;

(d)           any court or arbitral tribunal of competent jurisdiction acting in pursuance of its powers;

(e)           any of its Affiliates upon obtaining a similar undertaking of confidentiality from such Affiliates; and

(f)            any of its employees or contractors (in the case of contractors, upon obtaining a similar undertaking of confidentiality) who have a need to know such information both prior to Closing and after Closing;

(g)           any disclosure in connection with any capital markets transaction of Purchaser or an Affiliate of Purchaser, whether equity or debt, provided that recipients of the information are under an obligation of confidentiality;

(h)           any disclosure to a prospective buyer or assignee, as long as they are bound by a confidentiality agreement with a similar undertaking of confidentiality;

(i)            the extent required by any applicable laws, or the requirements of any recognised stock exchange or the Securities and Exchange Commission in compliance with its rules and regulations.

12.2        The Purchaser agrees that any information obtained by, furnished or disclosed to the Purchaser relating to Environmental Defects shall remain confidential indefinitely and the time period in Section 12.1 above shall not apply to this information.

12.3        The Purchaser shall remain bound by this Article 12, notwithstanding any termination of this Agreement.  If this Agreement is terminated, the Purchaser shall, at the request of the Seller, promptly return to the Seller (and delete from the Purchaser’s systems, where electronically stored) all Confidential Information.

ARTICLE 13. — TERMINATION

13.1        Termination.

This Agreement may be terminated at any time after the Execution Date and prior to the actual occurrence of the Closing (or, with regard to the Supplemental Closing Assets only, prior to the actual occurrence of the Supplemental Closing) only:

(a)           by the mutual written consent of Seller and Purchaser;

(b)                                 by either Seller or Purchaser, at any time after April 20, 2018 by written notice to the other Party if the Closing has not occurred on or before such date; provided, however, that solely with regard to the Supplemental Closing Assets, by either Seller or Purchaser, at any time after August 15, 2018 by written notice to the other Party if the Supplemental Closing with regard to such Supplemental Assets has not occurred on or before such date);

(c)                                  by either Seller or Purchaser, by written notice to the other Party, if a Governmental Authority shall have issued an injunction, order or award or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such injunction, order, award or other action shall have become final and non-appealable;

(d)                                 by Seller, immediately on written notice to Purchaser, if

(i)                                     Purchaser fails to pay the Performance Deposit on the date due hereunder;

(ii)                                  Purchaser fails to pay the Adjusted Initial Payment Amount on the Closing Date, unless Closing is delayed because the conditions in Section 5.1(a) are not satisfied;

(iii)                               Purchaser otherwise breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform; (A) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1(b); and (B) cannot be cured or, if curable, is not or are not cured within ten (10) days after receiving written notice from Seller;

(iv)                              Purchaser wrongfully fails to tender performance at Closing in breach of this Agreement, notwithstanding all of Purchaser’s conditions to Closing having been fully satisfied; provided that Purchaser’s failure to close shall not be considered wrongful if (i) Purchaser’s conditions under Section 5.1(a) are not satisfied through no fault of Purchaser and are not waived by Purchaser, or (ii) Purchaser has terminated this Agreement according to its right under Section 13.1(a), (b), (c), (e) or (f); or

(v)                                 fails to provide such additional collateral or security as required pursuant to any Material Contract in relation to a required consent as set forth in Section 4.6(a);

(e)                                  by Purchaser, immediately on written notice to Seller, if

(i)                                     Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform; (A) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 5.1(a); and (B) cannot be cured or, if curable, is not or are not cured within ten (10) days after receiving written notice from Purchaser; or

(ii)                                  Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement; provided that Seller’s failure to close shall not be considered wrongful if (i) Seller’s conditions under Section 5.1(b) are not satisfied through no fault of Seller or are not waived by Seller; or (ii) Seller has terminated this Agreement according to its rights under Section 13.1(a), (b), (c), (d) or (f).

(f)                                   by either Seller or Purchaser, if under the HSR Act or otherwise, the Federal Trade Commission or the U.S. Department of Justice shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 13.1(d), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding). For purposes of clarity, issuance of a second request by either the Federal Trade Commission or the U.S. Department of Justice shall not constitute a proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (d), or (e) above if that Party is at the time in material breach of any provision of this Agreement.

13.2        Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force and effect except for the Surviving Provisions.  Except for the rights and remedies of the Seller under Section 13.2(b) and the Purchaser under Section 13.2(c), neither Party shall have any other claims or liabilities with regard to termination of this Agreement.

(b)           If this Agreement is terminated pursuant to Section 13.1(d)(ii-v), Seller shall be entitled to retain the Performance Deposit as liquidated damages in lieu of all other damages and as Seller’s sole and exclusive remedy in such event.  Purchaser shall be entitled to the immediate return of the Performance Deposit if this Agreement is terminated for any other reason than pursuant to Section 13.1(d)(ii)-(v).

(c)           If this Agreement is terminated pursuant to Section 13.1(e)(i-ii), Purchaser shall be entitled to pursue all remedies available at law for damages or other relief, in equity or otherwise.  Seller shall also return the Performance Deposit to Purchaser immediately after the determination that the Closing will not occur as a result of the circumstances in Section 13.1(e)(i-ii).

(d)           If this Agreement is terminated, Purchaser shall return or destroy (whichever is required pursuant to the terms of the Confidentiality Agreement) to Seller on or before the fifth (5th) Business Day thereafter all copies of the Records and other information in the possession of Purchaser or obtained or generated by Purchaser.

ARTICLE 14. — DISCLAIMERS; WAIVERS; RELEASES

14.1        Sale “As Is” “Where Is”/ Release for Physical and Environmental Condition.

PURCHASER REPRESENTS, SUBJECT TO ANY ENVIRONMENTAL DEFECTS AND PURCHASER’S REMEDY RELATING THERETO IN ACCORDANCE WITH ARTICLE 3 OF THIS AGREEMENT AND SUBJECT TO ANY WARRANTY CLAIM THE PURCHASER MAY HAVE RELATING TO SECTION 6.1(Q) (INCLUDING THE INDEMNIFICATION IN ARTICLE 11 RELATION TO ANY CLAIM UNDER SECTION 6.1(Q), THAT IT HAS INSPECTED OR HAS HAD THE OPPORTUNITY TO INSPECT THE PROPERTIES AND AGREES TO ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS AND

WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE). PURCHASER ACKNOWLEDGES ALSO THAT PHYSICAL CHANGES OCCURRING AFTER THE EFFECTIVE TIME IN THE PROPERTIES OR ADJACENT LANDS MAY HAVE OCCURRED AS A CONSEQUENCE OF THE OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS CONDUCTED ON THE MINERAL INTERESTS.  THE PROPERTIES MAY CONTAIN UNPLUGGED OR IMPROPERLY PLUGGED WELLS, WELLBORES OR BURIED PIPELINES OR OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN TO SELLER OR BE READILY APPARENT FROM A PHYSICAL INSPECTION OF THE PROPERTY, AND PURCHASER ASSUMES THE OBLIGATION AND LIABILITY TO PROPERLY PLUG, ABANDON, REMOVE AND/OR RESTORE THE SAME WITHOUT RECOURSE TO SELLER.

14.2        DISCLAIMER OF WARRANTIES FOR ASSETS.

SUBJECT TO ANY ENVIRONMENTAL DEFECTS AND PURCHASER’S REMEDY RELATING THERETO IN ACCORDANCE WITH ARTICLE 3 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT NEITHER SELLER, NOR ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE FINAL PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT THE ASSETS SHALL BE CONVEYED TO PURCHASER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE ASSETS AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

14.3        DISCLAIMER REGARDING INFORMATION.

SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND PURCHASER, HEREBY WAIVES, AND ACKNOWLEDGES, THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, NEITHER SELLER, NOR ANY MEMBER OF SELLER GROUP, OR ANY PERSON ACTING ON BEHALF OF SELLER, SHALL HAVE MADE, AND

PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR OTHER ASSURANCE RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER  CLOSING.

14.4        DISCLAIMER REGARDING ASBESTOS AND NORM.

PURCHASER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT INCLUDED WITHIN THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”).  PURCHASER SPECIFICALLY ACKNOWLEDGES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLBORES, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT INCLUDED WITHIN THE ASSETS AND/OR LOCATED ON A MINERAL INTEREST MAY CONTAIN NORM AND NORM-CONTAINING MATERIAL MAY HAVE BEEN DISPOSED OF ON OR OFF A PROPERTY.   PURCHASER UNDERSTANDS THAT, INASMUCH AS THE PRESENCE OF ASBESTOS AND/OR NORM MAY CONSTITUTE A HEALTH HAZARD, SPECIAL SAFETY AND HANDLING PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES IF AND WHERE SUCH MAY BE FOUND.

14.5        DISCLAIMER AS TO TITLE TO ASSETS

SELLER SHALL CONVEY SELLER’S INTERESTS IN AND TO THE ASSETS TO PURCHASER OR PURCHASER’S DESIGNATED AFFILIATE WITH THE SPECIAL WARRANTY OF TITLE PURSUANT TO THE ASSIGNMENT BUT WITHOUT ANY OTHER WARRANTY OF TITLE, EXPRESS OR IMPLIED. SUBJECT TO ANY TITLE DEFECTS AND PURCHASER’S REMEDY RELATING THERETO IN ACCORDANCE WITH ARTICLE 4, SELLER DOES NOT MAKE OR PROVIDE (AND SELLER HEREBY EXPRESSLY DISCLAIMS) AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR OTHER ASSURANCES CONCERNING THE DESCRIPTION OF THE MINERAL INTERESTS, INCLUDING LISTINGS OF NET MINERAL ACRES, WORKING INTERESTS OR NET REVENUE INTERESTS.

14.6        CONSPICUOUSNESS.

PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS, WAIVERS AND RELEASES CONTAINED IN THIS ARTICLE 14 AND ELSEWHERE IN THIS AGREEMENT ARE CONSPICUOUS.

ARTICLE 15. — ADMINISTRATIVE PROVISIONS

15.1        Expenses of Sale.

Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

15.2        Third Party Rights.

Except as to those indemnity obligations owed to the indemnified Persons listed in Section 11.1(a) or 11.1(b), the indemnity, release and waiver provisions in this Agreement in favor of Seller Group, and the provisions of Sections 2.6 and 7.4, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other Person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

15.3        Further Actions.

Purchaser and Seller further agree that they will, from time to time and upon reasonable request, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action as may be necessary, or advisable, to carry out their obligations under this Agreement.

15.4        Assignment; Designation of Certain Affiliates to Receive Assets.

(a)           Except as provided in Section 2.5 and as set forth below, neither Party shall assign this Agreement or any of its rights or obligations under this Agreement prior to Closing without obtaining the prior written consent of the other Party, and any purported assignment by any Party without the prior written consent of the other Party shall be void; provided, however, that notwithstanding anything stated in this Agreement to the contrary, at or prior to Closing, Purchaser shall have the right, without consent or approval of Seller, to designate in writing one or more of Purchaser’s Affiliates to receive specified Assets at Closing directly from Seller, but such designation or receipt of such Assets by an Affiliate shall not alter or relieve Purchaser of its obligations under this Agreement with regard thereto.

(b)           After Closing, in the event that Purchaser sells or assigns all or a portion of the Properties, (i) this Agreement shall remain in effect between Purchaser and Seller regardless of such assignment, and such assignment shall not constitute a release or novation of any obligation or liability owed by Purchaser to Seller under this Agreement; (ii) Purchaser shall require its successors and assigns to expressly assume the Assumed Obligations and all of its other duties, responsibilities and obligations under this Agreement, to the extent related or applicable to the Assets or the portion thereof acquired by them, but such assumption shall not release Purchaser from any such Assumed Obligation or other duty, responsibility or obligation, and such assumption by Purchaser’s successors and assigns shall be in a writing delivered to Seller; and (iii) for the avoidance of doubt, no such assignment will in any way relieve Purchaser of any obligations under Section 10.4, solely to the extent such obligations in Section 10.4 are surviving as of the time of said assignment.

15.5        Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be sent by hand delivery, e-mail, express courier, delivery service addressed to the Party to be notified, postage prepaid, and registered or certified with a return receipt requested.  Notice shall be deemed to have been given and received only if and when actually received by the addressee and when delivered and receipted for, if hand-delivered, sent by express courier or delivery service.  For purposes of notice, the addresses of the Parties shall be as follows:

Seller:

SWEPI LP

Attn:  Permian Land Manager

150 N. Dairy Ashford

Houston, TX 77079

Telephone: (832)337-3409

Email: Jeff.Turnbull@shell.com

For Seller Legacy Representative:

SWEPI LP

Attn: Shell Legacy Representative

150 N. Dairy Ashford

Houston, TX 77079

Telephone: (832)762-2284

Email: Skip.Koshak@shell.com

Purchaser:

c/o Halcón Resources Corporation

Attn: Steve W. Herod

1000 Louisiana Street, Suite 1500

Houston, TX 77002

Telephone: (832) 538-0506

Email: sherod@halconresources.com

And

c/o Halcón Resources Corporation

Attn: David S. Elkouri

1801 California Street, Suite 3500

Denver, CO 80202

Telephone: (303) 297-2028

Email: delkouri@halconresources.com

or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth. As a courtesy only, the Parties will use reasonable efforts to send a copy of the notice by email to the email address above, provided always that email delivery alone shall not constitute valid notice under this Agreement.

15.6        Public Announcements.

The Parties agree that prior to any Party making any public announcement or statement with respect to the transaction contemplated by this Agreement, such Party shall obtain the written approval of the other Party to the text of such announcement or statement, which approval may be withheld for any reason.  Nothing contained in this Section 15.6 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to the transaction contemplated by this Agreement to any Governmental Authority and/or the public to the extent required by applicable Law or stock exchange regulation; provided that a Party required to make such a disclosure shall consult with the other Party prior to making such disclosure.

15.7        Seller’s Time Limits; Waiver.

Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. Subject to the foregoing, however, the failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel.  Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

15.8        Applicable Law.

The provisions of this Agreement and the relationship of the Parties shall be governed and interpreted according to the Laws of the State of Texas without giving effect to principles of conflicts of Laws.

15.9        Severance of Invalid Provisions.

In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated.

15.10      Construction & Interpretation.

The interpretation and construction of the terms of this Agreement will be governed by the following conventions:

(a)           Headings for Convenience.  Except for the definition headings, all the table of contents, captions, numbering sequences, paragraph headings and punctuation used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect.

(b)           Gender & Number.  The use of pronouns in whatever gender or number shall be deemed to be a proper reference to the Parties to this Agreement though the Parties may be individuals, business entities or groups thereof.  Any necessary grammatical changes required to make the provisions of this Agreement refer to the correct gender or number shall in all instances be assumed as though each case was fully expressed.

(c)           Independent Representation.  Each Party has had the benefit of independent legal representation with respect to the subject matter of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby.  This Agreement is the result of arms’ length negotiations from equal bargaining positions. This Agreement shall be construed fairly and reasonably and not more strictly against one Party than another, on the basis of who drafted this Agreement or any provision hereof.

(d)           Section References.  Unless otherwise stated, references in this Agreement to articles, sections or subsections are references to the articles, sections or subsections of this Agreement.

15.11      Days.

If a deadline falls on a day that is not a Business Day, then the deadline will extend to the next Business Day.

15.12      Integrated Agreement.

This Agreement, the Exhibits and Schedules attached and incorporated herein, the Confidentiality Agreement, and the instruments delivered at or in connection with the Closing hereunder contain the final and entire agreement of the Parties with respect to the subject matter of this contract.  There are no representations, warranties or promises, oral or written, between the Parties other than those included in this Agreement or in any such Closing document.  Upon execution of this Agreement by all Parties, this Agreement shall supersede and replace all previous negotiations, understandings or promises, whether written or oral, relative to the subject of this Agreement.  Each of the Parties acknowledges that no other Party has made any promise, representation or warranty that is not expressly stated in this Agreement or in any Closing document.  This Agreement shall not be modified or changed (nor any provision of this Agreement waived) except by a written amendment signed by all the Parties.  This Agreement is entire as to all the performances to be rendered under it, and breach of any provision shall constitute a breach of the entire Agreement.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights under this Agreement at any time to enforce strict compliance thereafter with any other term or condition of this Agreement.

15.13      Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

15.14      Multiple Counterparts.

This Agreement may be executed by signing the original or a counterpart hereof.  If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together shall constitute but one and the same agreement with the same effect as if all Parties had signed the same instrument.

15.15      Fair Notice Disclosure Statement.

PURCHASER’S ATTENTION IS DIRECTED TO CERTAIN PROVISIONS OF THIS AGREEMENT THAT REQUIRE PURCHASER TO DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS IRRESPECTIVE OF THE STRICT LIABILITY OF SELLER OR THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, NEGLIGENCE OR GROSS NEGLIGENCE OF SELLER.

15.16      WAIVER OF CONSUMER RIGHTS UNDER THE DTPA.

PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A “BUSINESS CONSUMER” FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “TEXAS DTPA”)), AND THAT IT HAS ASSETS OF TWENTY FIVE MILLION UNITED STATES DOLLARS ($25,000,000) OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GAAP OR IS OWNED BY AN ENTITY THAT HAS ASSETS OF MORE THAN TWENTY FIVE MILLION UNITED STATES DOLLARS ($25,000,000), AND THAT THEREFORE IT IS NOT A “CONSUMER” FOR PURPOSES OF THE TEXAS DTPA, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DTPA, TO THE EXTENT ANY SUCH PROVISION MAY BE APPLICABLE, AND OF ANY OTHER APPLICABLE DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION LEGISLATION OF ANY JURISDICTION, EXCEPT THAT PURCHASER DOES NOT WAIVE ANY PROVISION FOR

WHICH, BY EXPRESS PROVISION OF LAW, A WAIVER BY PURCHASER CANNOT BE EFFECTIVE.

ARTICLE 16. — DISPUTE RESOLUTION

16.1        Dispute Resolution.

(a)           In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such dispute by negotiations as provided in this Article 16 between senior representatives who have authority to settle the controversy.  “Arbitrable Dispute” means (except for:  (i) disputes involving Title Defects, Environmental Defects or any cure relating thereto or involving Title Benefits, each of which will be resolved as provided in Section 3.2(g) or Section 4.4(j), as applicable, or (ii) any matters to be resolved by the Accounting Referee as provided in Section 8.3(b)), any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement, the transactions contemplated by this Agreement or any alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 11 or relating to matters that are the subject of this Agreement or the relationship between the Parties under this Agreement, regardless of whether (i)  extra-contractual in nature, (ii) sounding in contract, tort or otherwise, (iii) provided for by law or otherwise, or (iv) any such matters could result in damages or any other relief, whether at law, in equity or otherwise; but the term “Arbitrable Dispute” does not include any claim for injunctive relief.  Any claim for injunctive relief can only be sought through a court of competent jurisdiction.  The sole and exclusive venue and forum for any action for injunctive relief brought in connection with this Agreement is any state or federal court of competent jurisdiction located in Harris County, Texas.

(b)           When an Arbitrable Dispute exists, each Party has the right to give the other Party written notice of the Arbitrable Dispute.

(c)           Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter.  If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representatives at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney.  If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, proceed directly to arbitration under Section 16.2.

(d)           All offers, promises, conduct and statements, whether oral or written, made in the course of meetings between senior representatives, by any of the Parties, their agents, employees, experts and attorneys and by any CPR employees, are confidential, privileged and inadmissible for any purpose including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the meetings between senior representatives.

16.2        Arbitration Procedure.

(a)           Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 16.1 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the arbitration rules of the International Institute for Conflict Prevention & Resolution (“CPR”) Non-Administered Arbitration Rules, as supplemented by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (“CPR Protocol”), as currently in effect on the date of this Agreement (collectively, the “Rules”).  If there is any inconsistency between the provisions of this Agreement and the Rules, the provisions of this Agreement shall control.

(b)           Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given in this Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days.  Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.

(c)           Seller shall appoint one arbitrator and Purchaser shall appoint one arbitrator.  The two arbitrators so appointed shall select the third arbitrator, and failing agreement on selection of the third arbitrator by the two arbitrators within thirty (30) days after their appointment, the third arbitrator shall be appointed by the CPR in accordance with the Rules.  Each appointer of the first two arbitrators shall pay the compensation and expenses of the arbitrator it appoints.  Seller shall pay one-half of the compensation and expenses of the third arbitrator and Purchaser shall pay the other half.  All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute.  The location of all arbitration proceedings shall be Houston, Texas.

(d)           The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible.  If the amount in controversy is less than or equal to one million United States Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator.  If the amount in controversy exceeds one million United States Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator.  Expedited discovery will be permitted if and as agreed by the Parties.  If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the Rules.

(e)           Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties.  In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement.

(f)            The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written, effective as of the Effective Time.

SELLER:

SWEPI LP

By:	/s/ Christi Clancy

Printed Name: Christi Clancy

Title: Attorney-in-Fact

PURCHASER:

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Steve W. Herod

Printed Name: Steve W. Herod

Title: Executive Vice President, Corporate Development